EXHIBIT 10.1

PURCHASE AGREEMENT

dated as of October 31, 2025

by and among

Carrington Holding Company, LLC,

as Buyer,

and

Tiptree Inc.,

and

Reliance Holdings LLC,

as Sellers

and

Reliance First Capital LLC,

as Company

Table of Contents

Page

Article I Definitions	1
1.1 Definitions	1
Article II Purchase and Sale of Interests	20
2.1 Purchase and Sale	20
2.2 Closing	20
2.3 Payments	20
2.4 Purchase Price Adjustment.	21
2.5 Withholding	23
Article III Representations and warranties	23
3.1 Representations and Warranties Relating to the Sellers	23
3.2 Representations and Warranties Relating to the Company	25
3.3 Representations and Warranties Relating to the Buyer	50
Article IV Covenants; Release	51
4.1 Pre-Closing Covenants of the Sellers	51
4.2 Cooperation; Required Approvals and Filings.	54
4.3 Pre-Closing Access	55
4.4 Employee Matters.	55
4.5 Certain Post-Closing Covenants.	56
4.6 Access to Books and Records and Employees after Closing.	57
4.7 Directors’ and Officers’ Indemnification and Exculpation.	58
4.8 Release	58
4.9 Notice of Breach	59
4.10 Notice of Mortgage/MSR Claims	59
4.11 Related Party Contracts	59
4.12 No Shop	60
4.13 Minimum Cash Amount	60
Article V Certain Tax Matters	60
5.1 Straddle Periods	60
5.2 Seller Prepared Tax Returns	61
5.3 Other Tax Returns	62

i

5.4 Transfer Taxes	62
5.5 Cooperation	62
5.6 Certain Tax Elections and Tax Returns	63
5.7 Tax Year End and Transaction Tax Deductions	64
5.8 Tax Sharing Agreements	64
5.9 Tax Refunds.	64
5.10 Tax Proceedings	64
5.11 Tax Actions	66
5.12 Overlap	66
Article VI Conditions to Closing	66
6.1 Conditions of All Parties	66
6.2 Conditions of the Buyer	66
6.3 Conditions of the Sellers	68
Article VII SURVIVAL; Indemnification	69
7.1 Survival	69
7.2 Recovery of the Buyer Indemnitees.	69
7.3 Recovery of the Seller Indemnitees	70
7.4 Procedures	70
7.5 Third-Party Claims.	71
7.6 Payments	72
7.7 Other Recovery and Indemnification Matters	72
7.8 Exclusive Remedy	73
7.9 Mitigation	73
7.10 Purchase Price Adjustment	73
Article VIII Termination	73
8.1 Termination Rights	73
8.2 Effect of Termination	74
Article IX Miscellaneous	75
9.1 Press Releases and Public Announcements	75
9.2 No Third-Party Beneficiaries	75
9.3 Entire Agreement	75
9.4 Succession and Assignment	75

ii

9.5 Counterparts	75
9.6 Headings	75
9.7 Notices	75
9.8 Governing Law	76
9.9 Amendments and Waivers	77
9.10 Injunctive Relief	77
9.11 Severability	77
9.12 Expenses	77
9.13 Construction	77
9.14 Incorporation of Disclosure Schedule	78
9.15 Schedules	78
9.16 Waiver of Jury Trial	78
9.17 Non-Recourse	79

iii

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is entered into as of October 31, 2025 (the “Effective Date”), by and among Carrington Holding Company, LLC, a Delaware limited liability company (the “Buyer”), Tiptree Inc., a Maryland corporation (“Tiptree”), Reliance Holdings LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Tiptree (“Reliance Holdings,” and together with Tiptree, the “Sellers”), and Reliance First Capital LLC, a Delaware limited liability company and direct wholly-owned subsidiary of Reliance Holdings (the “Company”). The Buyer, the Sellers and the Company are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

A. Reliance Holdings directly owns 100% of the issued and outstanding membership interests of the Company (the “Equity Interests”).

B. The Sellers desire to sell all (but not less than all) of the Equity Interests to the Buyer, and the Buyer desires to purchase from the Sellers all (but not less than all) of the Equity Interests, upon the terms and subject to the conditions set forth in this Agreement.

C. Concurrently with the execution of this Agreement, each of Hugh Miller, Richard Blass, Lee Miller and Marc Miller shall enter into employment agreements with the Buyer substantially in the form attached hereto as Exhibit A (“Key Employee Agreements”).

Now, therefore, in consideration of the premises and the representations, warranties, and covenants and agreements herein contained, the Parties agree as follows.

Article I
Definitions

1.1 Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Accounting Issues” has the meaning set forth in Section 2.4(c).

“Accounting Principles” means GAAP, and to the extent consistent with GAAP, the accounting policies, principles, procedures, rules, practices, methodologies and estimation techniques as interpreted and applied by the Company in the preparation of the Interim Financials, as adjusted, if necessary to meet the requirements of any Governmental Entity having jurisdiction or supervision over the Company, including the Agencies.

“Acquisition Proposal” has the meaning set forth in Section 4.12.

“Affiliate” means, with respect to any Person: (a) any other Person that controls, is controlled by, or is under common control with such Person; or (b) any officer, director or equity holder of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that notwithstanding the foregoing, for purposes of clause (a) only, the sole Affiliates of the Buyer shall be its wholly-owned Subsidiaries.

“Affiliated Group” means any affiliated, combined, consolidated, unitary or similar Tax group, including within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Agency” means FHA, VA, HUD, RD, Fannie Mae and Freddie Mac.

“Agreement” has the meaning set forth in the preamble.

“AI Technology” or “AI Technologies” means any and all engineered systems that use computational techniques to perform or automate tasks, including but not limited to, machine learning, deep learning and other artificial intelligence technologies, including algorithms, software or machine-based systems that (i) parse data contextually to provide or analyze information, (ii) imitate cognitive human intelligence or (iii) use neural networks, statistical learning algorithms or reinforcement learning.

“Ancillary Agreements” means the other agreements and certificates contemplated by this Agreement to be entered into or delivered by the Parties or their respective Affiliates in connection with the Transaction, including the Key Employee Agreements and the IRS Form W-9 from Reliance Holdings (or its regarded tax owner if Reliance Holdings is a disregarded entity for U.S. federal income tax purposes) and the Escrow Agreement.

“Applicable Law” means with respect to any Person, any federal, state, local or foreign law, statute, code, ordinance, regulation, requirement, rule, consent agreement, interpretive guidance, administrative ruling or Order of any Governmental Entity, including common law, that is binding upon or applicable to such Person or any of its respective properties or assets.

“Approval” means, as the context requires, any Consent of any Person, including any Governmental Entity or Agency.

“Audited Financials” has the meaning set forth in Section 3.2(e)(i).

“Brokerage Fee Payment” means a payment to be issued to Piper Sandler on the Closing Date in respect of all amounts owed by the Company pursuant the Engagement Letter dated as of July 9, 2025.

“Business” means the business of the Company as conducted during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.1(b).

“Buyer Claim” has the meaning set forth in Section 7.4(a).

“Buyer Claim Notice” has the meaning set forth in Section 7.4(a).

“Buyer Indemnitees” means the Buyer, the Company and each of their respective Affiliates, directors, officers, employees, independent contractors, equity holders, successors and assigns.

“Buyer Material Adverse Effect” has the meaning set forth in Section 3.3(c)(ii).

“Buyer-Prepared Tax Returns” has the meaning set forth in Section 5.3.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133), and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other law intended to address the consequences of COVID-19 (including the FFCRA).

“Cash Contribution At Closing Amount” has the meaning set forth in Section 4.13

“Claim Notice” means a Buyer Claim Notice or a Seller Claim Notice, as applicable.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plan” has the meaning set forth in Section 4.1(b).

“Company Approvals and Filings” has the meaning set forth in Section 3.2(d)(ii).

“Company Information Systems” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are used in the business of the Company.

“Company Insurance Agreements” has the meaning set forth in Section 3.2(s).

“Company Intellectual Property” has the meaning set forth in Section 3.2(j)(i).

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect: (a) upon the business, assets, Liabilities, financial condition or operating results of the Company, taken as a whole; or (b) upon the ability of the Sellers to consummate the Transaction; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: any event, circumstance, change or effect to the extent attributable to: (i) changes in the economy or financial or banking markets, including prevailing interest rates and market conditions, residential mortgage rates or the securities markets, including any disruption thereof and any decline in the price of any security or any market index, generally in the United States or any market as to which the pricing of residential asset-backed securities is tied or linked; (ii) national or international political or social conditions, including any shutdown of the United States government or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) changes in accounting principles or practices or Applicable Laws applicable to the Company; (iv) general regulatory changes in the residential mortgage industry; (v) taking or not taking any action as explicitly required by this Agreement; (vi) a flood, hurricane, earthquake or other natural disaster, pandemic or act of God; (vii) any failure by the Company to meet projections of earnings or origination volume targets, budgets, plans or other projections or forecasts (whether internal or otherwise) for any period (provided that, the underlying causes thereof may be deemed to contribute to a “Company Material Adverse Effect”); (viii) the announcement of this Agreement or the consummation of the Transaction (it being understood and agreed that this clause (viii) will not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the Transaction or the performance of obligations of the Company under this Agreement); (ix) and to the extent caused by, the Buyer’s delay in consummating the Closing if such delay is solely a result of any violation or breach by Buyer of any covenant, agreement, representation or warranty contained in the Agreement; or (x) any matter set forth in the Disclosure Schedule, solely to the extent of the description set forth in such disclosure, except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vi), to the extent that the Company is disproportionately adversely affected thereby relative to other similarly situated Persons or businesses operating in the industries in which Company operates.

“Company MSR” means, collectively, all mortgage servicing rights of the Company.

“Company Plan” has the meaning set forth in Section 3.2(n)(i).

“Company’s Borrowers” means all individuals or entities with whom the Company has had a direct business relationship involving any loan origination, mortgage servicing or other financial product or service during the twelve (12) months prior to the Closing Date. This includes, without limitation, all borrowers, loan applicants and Investors whose information is contained within the Company’s Servicing Book, loan origination system or any other confidential company records.

“Company’s Knowledge” means the actual knowledge of Hugh Miller, Richard Blass, Lee Miller and/or Marc Miller, and such knowledge that would reasonably be expected to be known by each such individual in the ordinary and usual course of the performance of their professional responsibility in relation to the Company, in each case, after due inquiry.

“Company Websites” means all web sites owned, operated or hosted by the Company or through which the Company conducts its Business.

“Consent” means, with respect to any Person, any consent, notice, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person (including any consent or notice required by a Governmental Entity or Agency in connection with any change in control or surrender of any previously granted authorization or license).

“Continuing Employees” has the meaning set forth in Section 4.4(a).

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Covered Persons” has the meaning set forth in Section 4.7(a).

“COVID-19 Tax Measures” has the meaning set forth in Section 3.2(l)(xvii).

“D&O Tail Policy” has the meaning set forth in Section 4.7(b).

“Debt” means any: (a) obligations relating to indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or similar instruments; (c) obligations in respect of capitalized leases (calculated in accordance with GAAP); (d) obligations in respect of banker’s acceptances or letters of credit; (e) obligations in respect of interest under any existing interest rate swap or hedge agreement; (f) all obligations for the deferred purchase price of property or services, including any Liabilities pursuant to any service plan (including the employer portion of any payroll, social security, Medicare, unemployment and similar Taxes payable in connection with or as a result of the payment of such obligations and any related “gross-up”), (g) all unfunded severance payments, pension or other similar Liabilities, in each case, whether or not accrued (including the employer portion of any payroll, social security, Medicare, unemployment and similar Taxes payable in connection with or as a result of the payment of such obligations and any related “gross-up”), (h) amounts due under settlement agreements, in each case, excluding any indebtedness or obligations arising under or pertaining to a securitization transaction, and (i) all unfunded obligations relating to severance payments, deferred compensation, paid time off, pension, welfare Liabilities and all accrued bonuses (and other similar compensatory or benefit items), together with the employer portion of employment taxes related thereto and any contributions to any defined contribution pension plan related thereto, (j) indebtedness or obligations of the types referred to in the preceding clauses (a) through (i) of any other Person secured by any Lien on any assets of the Company, as applicable; (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (j) above of any other Person; in each case with respect to clauses (a) through (j) together with all accrued interest thereon and any applicable prepayment, breakage or other premiums, fees or penalties.

“Deficiency” has the meaning set forth in Section 2.4(d).

“Disclosure Schedule” means the disclosure schedule delivered to the Buyer on the date hereof. The information shown in the Disclosure Schedule shall refer to the section or subsection of Article III to which such information relates. Terms used in the Disclosure Schedule and not otherwise defined therein have the same meanings as set forth in this Agreement.

“Disputed Company MSR” has the meaning set forth in Schedule 1.1(a).

“Effective Date” has the meaning set forth in the preamble.

“Employee Benefit Plan” means each and every qualified or nonqualified employee pension benefit plan or deferred compensation, retirement or supplemental retirement plan or arrangement, equity or equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan, or phantom stock plan), employee compensation, welfare, retention, vacation pay, sick pay, holiday pay, tuition assistance, scholarship, dependent care assistance, salary continuation, cafeteria, fringe benefit, unemployment compensation, employee loan or loan guarantee program, split dollar, bonus, incentive, excess benefit, change in control or severance plan or agreement, employment or consulting agreement, restrictive covenant agreement, or other employee benefit plan, program, policy or arrangement (including any employment, bonus, severance and consulting agreements), and including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA).

“Employees” has the meaning set forth in Section 3.2(m)(i).

“Environmental Claim” means any Proceeding, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety or the environment (including ambient air, soil, surface water or groundwater or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Laws” includes the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is required to be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means US Bank, N.A..

“Escrow Agreement” means that certain Escrow Agreement in respect of the Specified Tax Holdback Amount to be entered into at Closing, in form and substance reasonably acceptable to the Seller and the Buyer.

“Estimated Balance Sheet” means the balance sheet of the Company as of the month-end prior to Closing calculated in accordance with the Accounting Principles, in form and substance consistent with the balance sheet of the Company as of September 30, 2025 previously provided to Buyer, with such pro forma adjustments as necessary to give effect to all transactions, including assets sales, reasonably anticipated to be entered into by the Company after such month-end until the Closing Date.

“Estimated Cash Payment” has the meaning set forth in Section 2.4(a).

“Estimated Statement” has the meaning set forth in Section 2.4(a).

“Fannie Mae” shall mean the Federal National Mortgage Association, or any successor thereto.

“FFCRA” means the Families First Coronavirus Response Act.

“FHA” means the United States Federal Housing Administration, or any successor thereto.

“Filing” means, as the context requires, any notice to, or registration, declaration or filing with, any Person, including any Governmental Entity or Agency.

“Final Cash Payment” means an amount equal, in U.S. dollars, to (a) the product of (i) the Tangible Book Value of the Company as of the Closing Date and (ii) 93.50%; minus (b) Transaction Expenses; minus (c) Unpaid Taxes; minus (d) the Specified Tax Liability; plus (e) the Specified Cash Amount and the Cash Contribution At Closing Amount, without duplication (i.e., to the extent all or any portion of the Cash Contribution At Closing Amount also constitutes Specified Cash Amount, such cash amount shall only be added once for the purpose of calculating the Final Cash Payment and the Estimated Cash Payment). For illustrative purposes only, Schedule 1.1(b) sets forth an estimate of the Final Cash Payment and the components thereof as of the date of this Agreement.

“Final Specified Tax Difference Amount” has the meaning set forth in Section 5.6(c).

“Financials” has the meaning set forth in Section 3.2(e)(i).

“Fraud” means (a) a false representation of a fact, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting and (d) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting Losses.

“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation, or any successor thereto.

“Fundamental Representations” means (a) with respect to the Sellers, the Tax Representations and the representations and warranties in Sections 3.1(a), 3.1(b), 3.1(c)(i)(A), 3.1(d), 3.1(e), 3.2(a), 3.2(b), 3.2(c), 3.2(d)(i)(A) and 3.2(aa) and (b) with respect to the Buyer, the representations and warranties set forth in 3.3(a), 3.3(b) and 3.3(c)(i)(A).

“Funds Flow Statement” means a statement listing each payee entitled to receive a portion of the Purchase Price along with applicable wire instructions.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, in each case, consistently applied.

“GAAP Book Value” means, as of the applicable measurement date, the consolidated total holders’ equity of the Company.

“Governmental Authorization” means any Approval required to be obtained from or provided to any Governmental Entity or Agency due to the negotiation or consummation of this Agreement (including execution thereof) or the Transaction which is required under any Applicable Law.

“Governmental Entity” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, Agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Materials” means all pollutants, contaminants, wastes, hazardous or toxic substances or materials, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, asbestos and asbestos-containing materials, ignitable, reactive or corrosive substances, by-products, process intermediate products or wastes, petroleum or petroleum fractions and products, lead-containing paint, urea-formaldehyde insulation, polychlorinated biphenyls, radon, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company would reasonably be expected to result in Liability under any applicable Environmental Law or that is or is defined as hazardous, toxic or injurious by, or regulated as such under, any Applicable Law or is in any way governed by or subject to any applicable Environmental Laws.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“Indemnified Party” has the meaning set forth in Section 7.4(c).

“Indemnified Taxes” means (a) Taxes attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article V; (b) any and all Taxes of any Seller (or any Affiliate of a Seller, other the Company); (c) any and all Taxes of the Company or relating to the business of the Company attributable to any Pre-Closing Tax Period; (d) any and all Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, local or foreign law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability, by operation of law, by contract or otherwise, relating to an event or transaction occurring on or before the Closing Date; (f) any and all Transfer Taxes for which Sellers are responsible pursuant to Section 5.4; (g) any and all Taxes deferred pursuant to any COVID-19 Tax Measure; (h) all Taxes required to be withheld by the Company with respect to a Pre-Closing Tax Period and related to the consummation of the Transactions; (i) all Taxes of the Company arising from the inclusion of an item of income in, or the exclusion of any item of deduction or expense from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including Taxes resulting from any adjustment under Section 481 of the Code (or any similar provision of Applicable Law) as a result of any change in accounting method with respect to any Pre-Closing Tax Period, in each case, to the extent resulting from an action or election taken or made at or before the Closing, or otherwise attributable to any Pre-Closing Tax Period, including any Taxes on deferred revenue or prepaid amounts received or accrued as of the Closing; and (j) any Specified Tax Liability; provided, that, for the avoidance of doubt, no Tax shall constitute an Indemnified Tax to the extent (i) such amount was actually taking into account in computing the Unpaid Tax, the Final Cash Payment or the Specified Tax Liability pursuant to Section 5.6, (ii) of any and all Transfer Taxes for which Buyer is responsible pursuant to Section 5.4, or (iii) such Tax results solely from any action taken by the Company at the sole direction of Buyer on the Closing Date after the Closing that is outside the Ordinary Course of Business and not contemplated by this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.4(c).

“Indemnitee” means the Buyer Indemnitees or the Seller Indemnitees, as applicable.

“Indemnity Claim” means a Buyer Claim or a Seller Claim, as applicable.

“Independent Accounting Firm” means a nationally recognized accounting firm independent of the Sellers and the Buyer, selected by the mutual written agreement of the Sellers and the Buyer.

“Insurer” means (i) a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any Mortgage Loan, including without limitation, the FHA, the VA and any private mortgage insurer; and (ii) providers of life, hazard, disability, title or other insurance with respect to any Mortgage Loan or Mortgage Loan Collateral.

“Intangible Assets” means, as of the applicable measurement date, the book value of goodwill of the Company, if any.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to or required for the exercise of any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including all: (a) patents, patent applications, and patent disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, provisionals, extensions and reexaminations thereof and patents issuing thereon; (b) trademarks, service marks and trade names, trade dress, design rights and other similar designations of source, association or origin, whether or not registered or registrable, and all goodwill associated therewith and all registrations and applications therefor; (c) copyrights, copyright registrations and applications, and works of authorship, expressions, designs and design registrations, whether or not copyrightable, including author, performer, moral and neighboring rights; (d) internet domain names, web pages, websites and related content, social media accounts and the content found thereon and related thereto; (e) Software; and (f) trade secrets, inventions, discoveries, business and technical information, databases, data collections and know how, and other confidential and proprietary information and all rights therein; in each case, to the extent protectable by Applicable Law.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interim Financials” has the meaning set forth in Section 3.2(e)(i).

“Investor” means any public or private investor who has purchased, or is designated and has agreed to purchase, any Mortgage Loans from the Company or holds beneficial title conveyed or assigned by the Company to any Mortgage Loans, excluding, in each case, any counterparty to a securitization transaction.

“IRS” means the Internal Revenue Service.

“Key Employee Agreements” has the meaning set forth in the recitals.

“Leased Real Property” has the meaning set forth in Section 3.2(i)(iii).

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Licensed Intellectual Property” has the meaning set forth in Section 3.2(j)(i).

“Licensing Change of Control Expenses” means all out-of-pocket fees, costs and expenses of the Buyer incurred in connection with the preparation and filing of the Required Approvals and Filings, as evidenced by invoice(s) from Mayer Brown LLP.

“Lien” means any lien, mortgage, deed of trust, pledge, encumbrance, security interest, adverse claim, charge of any kind, proxy, preferential arrangement or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other similar encumbrance of any kind, including any conditional sale or other title retention contract, encroachment, community property interest, equitable interest, encroachment, easement, license, servitude, right of way, covenant or zoning restriction, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan Documents” means all documents whether in hard copy, computer record or any other format, evidencing or pertaining to a particular Mortgage Loan with respect to the processing, origination, servicing, payment and foreclosure of such Mortgage Loan.

“Losses” means all damages, charges, claims, demands, penalties, fines, costs, amounts paid in settlement, Liabilities, interest, Taxes and other expenses (including reasonable attorneys’ fees and expenses).

“Marketable Loan” means a Mortgage Loan that, as applicable: (i) is insured or guaranteed by the FHA or the VA, or (ii) conforms to the underwriting standards of the purchaser and is deliverable for sale to the purchaser in secondary market transactions.

“Material Contracts” has the meaning set forth in Section 3.2(p)(i).

“Minimum Cash Amount” has the meaning set forth in Section 4.13.

“Mortgage” means the mortgages, deeds of trust, security deeds and other instruments creating a lien on real property with respect to the Mortgage Loans.

“Mortgage Loan” means any residential mortgage loan that is evidencing the indebtedness of the Mortgagor under a Mortgage Note.

“Mortgage Loan Collateral” means the real property and all improvements thereon securing a Mortgage Loan.

“Mortgage Loan Requirements” means the terms of (i) the Mortgage and Mortgage Note related to each Mortgage Loan, (ii) any Applicable Law that is binding on the Company and applicable to a Mortgage Loan, and (iii) all requirements of or responsibilities and obligations of the Company to a warehouse lender, the Buyer, Agency or Insurer with respect to the warehousing, processing, underwriting, credit approval, origination, insuring, servicing, purchase, sale or filing of claims, as applicable, relating to the Mortgage Loans.

“Mortgage/MSR Claim” has the meaning set forth in Section 4.10.

“Mortgage Note” means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of obligation, executed by a Mortgagor and secured by a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.2(e)(i).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.2(e)(i).

“Negative Adjustment Amount” has the meaning set forth in Section 2.4(d).

“Negative Tax Adjustment Amount” has the meaning set forth in Section 5.6(c).

“Objections Statement” has the meaning set forth in Section 2.4(b).

“Open Source Software” means all open source software, public source software, “copyleft” software, shareware, freeware and similar software, as such terms are understood in the software industry, in executable code and/or source code form.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice; provided, that as applied to Section 4.1(f), such past custom and practice shall be in relation to the thirty-six (36) months prior to the execution of this Agreement.

“Organizational Documents” means: (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Applicable Law; and (c) any amendment or modification to any of the foregoing.

“Other Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements, TBA forward contracts or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Outside Date” has the meaning set forth in Section 8.1(f).

“Owned Intellectual Property” has the meaning set forth in Section 3.2(j)(i).

“Owned Real Property” has the meaning set forth in Section 3.2(i)(ii).

“Parties” or “Party” has the meaning set forth in the preamble.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, any similar U.S. presidential memorandum, executive order or similar publication of the same or similar subject matter, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-65 and 2021-11).

“Permit” means any approval, license, authorization, franchise, registration, permit, certificate, variance, waiver, certificate of occupancy or operations or other similar authorization issued by any Person, including any Governmental Entity.

“Permitted Lien” means: (a) Liens for or in respect of Taxes that are not yet due and payable (or which may be paid without interest or penalties) or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been established in accordance with GAAP on the Financials; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Liens arising in the Ordinary Course of Business or by operation of Applicable Law with respect to obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s most recent financial statements; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Entities), easements, charges and rights-of-way, in each case but not violations thereof, that do not materially impair the use of the real property, leases or leasehold estates affected thereby or the use of such property in the Business; (d) Liens arising from leases of personal property (excluding delinquencies and defaults thereunder); (e) Liens on Leases (but not violations, defaults or delinquencies thereunder) arising from the provisions of such agreements benefiting or created by any superior estate, right or interest of the landlord; (f) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding them with custodians; (g) Liens incurred or deposits made to a Governmental Entity in connection with a Permit (but excluding liens for violations or delinquencies); (h) non-exclusive licenses to Intellectual Property rights entered in the Ordinary Course of Business; and (i) those Liens set forth in the Disclosure Schedule.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity or Governmental Entity.

“Personal Information” means information from or about an individual person, the use, aggregation, holding or management of which is restricted under any Applicable Law, including, but not limited to, an individual person’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, Social Security Number, financial account number, driver’s license number government-issued identifier, log-in information and any other data used or intended to be used to identify, contact or precisely locate a person); (b) other data that can be used or which allows one to identify, contact or precisely locate an individual, including internet protocol address or other persistent identifier; and (c) any other similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy and Security Requirements.

“Piper Sandler” has the meaning set forth in Section 3.1(d).

“PMI” means the default insurance provided by private mortgage insurance companies.

“Positive Adjustment Amount” has the meaning set forth in Section 2.4(d).

“Positive Tax Adjustment Amount” has the meaning set forth in Section 5.6(c).

“Post-Closing Straddle Period” has the meaning set forth in Section 5.1.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.1.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Privacy and Security Laws” means any Applicable Laws regulating the Processing of Personal Information, including but not limited to, the Health Insurance Portability and Accountability Act of 1996, as amended, 42 CFR Part 2, the Wiretap Act, the Electronic Communications Privacy Act of 1986, as amended, the Children’s Online Privacy Protection Act of 1998, as amended, the Telephone Consumer Protection Act of 1991, as amended, the Do-Not-Call Implementation Act of 2003, as amended, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Section 5 of the Federal Trade Commission Act as it applies to the access, use, disclosure, and security of Personal Data, and the CAN-SPAM Act.

“Privacy and Security Requirements” means, to the extent applicable to Company, (a) Privacy and Security Laws; (b) the Payment Card Industry Data Security Standard and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between the Company and any Person that are applicable to the Processing of Personal Information; (d) all policies and procedures applicable to the Company relating to the Processing of Personal Information, including without limitation all website and mobile application privacy policies and internal information security procedures; (e) all internal and public-facing information security, data governance and/or data handling, policies, (f) all public statements that the Company has made regarding its privacy, processing, data governance, and/or data security policies or practices, and (g) all consents and authorizations that apply to the Company’s receipt, access, use and disclosure of Personal Information.

“Proceeding” means any action, audit, examination, lawsuit, litigation, investigation, subpoena, civil investigative demand, or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Entity or arbitrator.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), access, storage, maintenance, processing, recording, combination, distribution, dissemination, transfer, transmission, receipt, retrieval, consultation, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchase Price” has the meaning set forth in Section 2.1(b).

“Purchase Price Adjustment Holdback Amount” means $2,000,000.

“R&W Insurance Policy” means an insurance policy that provides coverage for the benefit of the Buyer and/or its designee as the named insured for breaches of certain of the representations and warranties of the Sellers issued to the Buyer in respect of this Agreement.

“RD” means Rural Development, an agency of the United States Department of Agriculture and any successor thereto and including the Farmers Home Administration, as the predecessor in interest to Rural Development.

“Regulatory Agreement” has the meaning set forth in Section 3.2(r).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Person” has the meaning set forth in Section 4.8.

“Releasing Person” has the meaning set forth in Section 4.8.

“Reliance Holdings” has the meaning set forth in preamble.

“REO” means real property owned in fee simple by the Company as a result of foreclosure proceedings (or proceedings in lieu of foreclosure).

“Representatives” means, with respect to any Person, directors, officers, employees, consultants, counsel, accountants, and other agents.

“Required Approvals” means the Governmental Authorizations set forth on Schedule 6.2(b) and Schedule 6.3(b).

“Restricted Cash” means any cash which is not freely useable by the Company because it is subject to restrictions on use or distribution by Applicable Laws or Contract (including security deposits).

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller Approvals and Filings” has the meaning set forth in Section 3.1(c)(ii).

“Seller Claim” has the meaning set forth in Section 7.4(b).

“Seller Claim Notice” has the meaning set forth in Section 7.4(b).

“Seller Indemnitees” means the Sellers, their Affiliates, and their respective directors, officers, employees, independent contractors, successors and assigns.

“Seller Material Adverse Effect” has the meaning set forth in Section 3.1(c)(ii).

“Seller-Prepared Tax Returns” has the meaning set forth in Section 5.2.

“Seller-Prepared Group Tax Returns” has the meaning set forth in Section 5.2.

“Seller-Prepared Separate Company Tax Returns” has the meaning set forth in Section 5.2.

“Sellers” or “Seller” has the meaning set forth in the preamble.

“Sellers’ Knowledge” means the actual knowledge of Randy Maultsby, Scott McKinney and Neil Rifkind, and such knowledge that would reasonably be expected to be known by each such individual in the ordinary and usual course of the performance of their professional responsibility in relation to the Sellers, in each case, after due inquiry.

“Servicing Agreement” means, any Contract pursuant to which the Company is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer to perform any of the foregoing activities, for any Mortgage Loan.

“Servicing Book” means the entire portfolio of loan accounts managed, serviced or otherwise associated with the Company, including all related confidential information such as borrower names, contact information, loan terms, account balances, payment histories and any other proprietary data.

“Software” means any and all (i) applications and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine-readable or otherwise; (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Specified Cash Amount” shall mean the portion of cash held by the Company as of the Closing (which shall not include Restricted Cash) that is specifically allocated or reserved in respect of Specified Tax Liabilities; provided that in no event shall Specified Cash Amount exceed the Specified Tax Liability for the purpose of this Agreement (including for the purpose of preparing the Estimated Statement and calculating the Estimated Cash Payment, and for the purpose of preparing the Closing Statement and Objection Statement and finally determining the Final Cash Payment).

“Specified Tax Deficiency” has the meaning set forth in Section 5.6(c).

“Specified Tax Difference Amount” means an amount (which may be a positive or a negative number) equal to the aggregate amount of Specified Tax Liabilities (for the avoidance of doubt, assuming consummation of the Tax Liquidation) minus the Specified Cash Amount.

“Specified Tax Holdback Amount” means the greater of (a) $1,000,000 and (b) an amount equal to 10% of the Specified Tax Liability included in the Estimated Statement.

“Specified Tax Liability” means any liability of the Company for (a) Taxes attributable to or arising from the Tax Liquidation (taking into account any Tax Attributes of the Company that existed prior to the Closing and that are actually available to offset any such Taxes of the Company, but (i) without taking into account any Tax Attributes of Buyer or any of its Affiliates (excluding the Company), (ii) without taking into account any Tax Attributes of the Company that arise after the Closing, and (iii) determined as if the Tax Liquidation is the only activity on the Company’s applicable Tax Return and not taking into account any other income, loss or operations of the Company (other than the Tax Liquidation) and (b) any reasonable costs, fees or other expenses (including attorneys’ and accountants’ fees) incurred by Buyer or any of its Affiliates in connection with preparing or filing any Tax Liquidation Tax Return (including any additional state and local Tax analyses and filings), the amount in this clause (b) not to exceed $200,000.)

“Straddle Period” has the meaning set forth in Section 5.1.

“Subservicing Agreement” means any Contract under which a third party services and administers Mortgage Loans on behalf of the Company.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP as of such date, (b) if a corporation, a majority of the total voting power of equity securities entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tangible Book Value” means, as of any date, the GAAP Book Value, minus the book value of all Intangible Assets, if any, as of such date. The parties agree that, notwithstanding anything to the contrary, (i) Tangible Book Value shall be otherwise calculated as if the transactions contemplated by this Agreement had not occurred, (ii) the value of Company MSR shall be determined in accordance with the methodology set forth on Schedule 1.1(a), (iii) Tangible Book Value shall (a) exclude the Specified Cash Amount and the Cash Contribution At Closing Amount and (b) exclude Transaction Expenses, Unpaid Taxes and Specified Tax Liability (i.e., to the extent any such amount is reflected as liability on the related GAAP Book Value, such amount will be added back for the purpose of determining Tangible Book Value), and (iv) to the extent not covered by the preceding clauses (i) through (iii), Tangible Book Value shall be calculated in accordance with the Accounting Principles.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, customs duties, membership interest, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated, capital, capital stock, escheat, unclaimed or abandoned property, or other tax or similar fee, duty, charge, levy or assessment of any kind whatsoever (however denominated) that are imposed by any Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Attribute” means any net operating loss, net capital loss, Tax credit or other similar Tax attribute that is permitted under applicable law to be carried forward or backward, or otherwise applied, to reduce Taxes.

“Tax Liquidation” has the meaning set forth in Section 5.6(a).

“Tax Liquidation Tax Returns” has the meaning set forth in Section 5.6(b).

“Tax Representations” means Section 3.2(f)(iii) and Section 3.2(l) of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, form, estimate, election or information return or statement relating to Taxes, including any schedule or attachment thereto, required to be filed with or submitted to any Governmental Entity, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Tiptree” has the meaning set forth in preamble.

“Tracking Technologies” means any script or code on a website or mobile application that gathers information about users as they interact with the website or mobile application.

“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expenses” means any and all (a) unpaid legal, accounting, tax, financial advisory, and other professional or transaction-related costs, fees and expenses incurred by the Company (or for which the Company is responsible) through the Closing Date (including any such costs, fees and expenses which are incurred at or prior to the Closing Date and become payable after the Closing Date) in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated by this Agreement (including the Brokerage Fee Payment and any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers and fees related to preparation and submission of any “change of control” approval or notice filing), (b) any fees, costs and expenses or payments related to any transaction bonus, discretionary bonus, retention bonus, change in control payments, severance or other compensatory payments payable by the Company with respect to the consummation of the transactions contemplated by this Agreement, in each case, based on arrangements in place prior to the Closing (excluding, for the avoidance of doubt, any bonuses, severance, or other similar compensation established, offered or otherwise awarded on or following the Closing by Buyer or its Affiliates), (c) the employer portion of any payroll or similar Taxes with respect to the amounts described in clause (b), if any, and (d) 50% of each of the following: (i) the premium amount and associated fees for the D&O Tail Policy, (ii) the total cost, including underwriting fees, premiums and related Taxes, paid to obtain the R&W Insurance Policy, (iii) Licensing Change of Control Expenses (iv) any deboarding fees incurred by Buyer and/or the Company at or following the Closing and (v) the incremental cost (including premiums and fees, if any) of obtaining “prior acts” coverage for the Company and the Business under Buyer’s cyber insurance policy with $5,000,000 policy limit.

“Transaction Tax Deductions” means, without duplication, the aggregate amount of income Tax deductions of the Company to the extent “more likely than not” (or at a higher level of confidence) deductible in the Pre-Closing Tax Period resulting from (a) Transaction Expenses, and (b) any prepayment penalties or premium payable of Debt incurred by the Company in connection with the transactions set forth herein, in each case of clauses (a) and (b), to the extent economically borne by a Seller; provided that the parties hereto shall apply the safe harbor election to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction set forth in IRS Revenue Procedure 2011-29 for purposes of determining and allocating any Transaction Tax Deductions.

“Transfer Taxes” has the meaning set forth in Section 5.4.

“Unpaid Taxes” means the amount equal to all accrued but unpaid Taxes of the Company for all Pre-Closing Tax Periods including, for the avoidance of doubt, all Taxes of the Company that relate to the portion of a Straddle Period ending on the Closing Date, taking into account estimated payments of Taxes or credits for overpayments of Taxes paid by the Company in prior taxable periods that have actually been applied to reduce such unpaid Taxes with respect to the applicable Pre-Closing Tax Periods or portion of the Straddle Period ending on the Closing Date (which amount shall not be a negative number in the aggregate or with respect to any type of tax or any jurisdiction; which shall not include any offsets or reductions with respect to Tax refunds or Tax assets; which shall take into account estimated Taxes to the extent already paid by the Company to reduce any such unpaid Taxes; which shall be determined on a basis consistent with past practice (unless otherwise required by Applicable Law) and which shall take into account Transaction Tax Deductions), including (i) any Taxes of the Company arising from the inclusion of an item of income in, or the exclusion of any item of deduction or expense from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, including Taxes resulting from any adjustment under Section 481 of the Code (or any similar provision of law) as a result of any change in accounting method with respect to any Pre-Closing Tax Period, in either case, to the extent resulting from an action or election taken or made before the Closing, or otherwise attributable to any Pre-Closing Tax Period, including any Taxes on deferred revenue or prepaid amounts received or accrued (or deemed received or accrued) as of the Closing Date; and (ii) any Taxes for a Pre-Closing Tax Period deferred pursuant to any COVID-19 Tax Measures. For the avoidance of doubt no Specified Tax Liability and no Taxes reported on a Tax Return of an Affiliated Group of which Tiptree is the common parent shall be considered Unpaid Tax and deferred Tax liabilities or assets shall not be taken into account in Unpaid Taxes.

“VA” means the United States Department of Veterans’ Affairs or any successor thereto.

“Warehouse Credit Facility” means a revolving line of credit with a warehouse lender pursuant to which the Company funds Mortgage Loans.

“WARN Act” has the meaning set forth in Section 3.2(m)(vii).

Article II
Purchase and Sale of Interests

2.1 Purchase and Sale.

(a) In accordance with the terms and upon the conditions of this Agreement, at the Closing, the Sellers will sell, transfer, assign, convey and deliver to the Buyer all right, title and interest in and to the Equity Interests free and clear of all Liens.

(b) The purchase price (“Purchase Price”) for the Equity Interests shall consist of an amount equal to the Final Cash Payment, as finally determined in accordance with Section 2.4, plus amounts payable to the Sellers, if any, pursuant to Section 5.6.

2.2 Closing. The closing (the “Closing”) of the sale and purchase of the Equity Interests shall take place electronically via exchange of signatures on the day that is three (3) Business Days after the conditions to the obligations of the Parties set forth in Article VI below have been satisfied or waived by the applicable Parties or at such other time and place as the Buyer and the Sellers may agree in writing (the “Closing Date”).

2.3 Payments.

(a) At the Closing, the Buyer shall:

(i) pay, or cause to be paid, to the Sellers the Estimated Cash Payment, less an amount equal to the sum of (x) the Purchase Price Adjustment Holdback Amount and (y) the Specified Tax Holdback Amount, which shall be withheld by the Buyer and paid, if at all, in accordance with Sections 2.4(d) or 5.6(b) (as applicable); and

(ii) pay, or cause to be paid, either directly to each Person owed Transaction Expenses that remain unpaid as of immediately prior to the Closing or to the Company for further payment by the Company through the Company’s payroll system to such Persons entitled thereto, an amount in cash set forth in the applicable invoice for each such Person delivered by the Sellers to Buyer prior to the Closing, subject to any applicable withholding or other Taxes.

(b) Each of the foregoing payments shall be made by wire transfer of immediately available funds to the account(s) of such Persons (or any of its designee) set forth in the Funds Flow Statement.

(c) deposit, or cause to be deposited, with the Escrow Agent, the Specified Tax Holdback Amount.

2.4 Purchase Price Adjustment.

(a) Estimated Cash Payment Amount. At least five (5) Business Days before the Closing, the Sellers shall cause the Company to prepare and deliver to the Buyer the Funds Flow Statement and a statement (the “Estimated Statement”) that includes the Estimated Balance Sheet and sets forth the Sellers’ (i) good faith estimate of (A) Tangible Book Value as of the Closing Date (including the components thereof), (B) Transaction Expenses, (C) Unpaid Taxes (D) Cash Contribution At Closing Amount, (E) Specified Cash Amount, (F) Specified Tax Liability and (G) Specified Tax Difference Amount, and (ii) calculation of the Final Cash Payment based on the calculations set forth in the preceding clause (i) (the “Estimated Cash Payment”), along with all records and work papers necessary to compute and verify the information set forth in such statement. The Buyer shall conduct a good faith review of the Funds Flow Statement and the Estimated Statement and the components thereof and if, as a result thereof, the Buyer reasonably determines that there may be a potential adjustment thereto, the Buyer shall promptly notify the Sellers of such potential adjustment and the Sellers and the Company shall consider such adjustment in good faith in its preparation of the Funds Flow Statement and Estimated Statement. For purposes of facilitating Buyer’s review of the Funds Flow Statement and Estimated Statement, the Sellers and the Company shall reasonably cooperate with and make available to the Buyer and its representatives all information, records, data, working papers (including those working papers of its accountants), supporting schedules, calculations and other documentation, in each case, to the extent such materials are in Seller’s or the Company’s possession or are reasonably available to the such Parties, that is reasonably necessary for the Buyer’s review of the items set forth in the Funds Flow Statement and the Estimated Statement, and shall permit reasonable access (upon reasonable prior notice) during normal business hours to the Sellers’ and the Company’s facilities, personnel and accountants, as may be reasonably required in connection with the review of the items set forth in the Funds Flow Statement and Estimated Statement.

(b) Within ninety (90) days after the Closing Date, the Buyer shall cause the Company to prepare and deliver to the Sellers a closing statement that includes the balance sheet of the Company as of the Closing Date, and sets forth the Buyer’s calculation of the Final Cash Payment (including the components thereof), along with all records and work papers reasonably necessary to compute and verify the information set forth in such statement (the “Closing Statement”). If the Sellers have any objections to the calculation set forth in the Closing Statement prepared by the Buyer, then the Sellers will deliver a detailed written statement (the “Objections Statement”) describing the Sellers’ proposed dollar amount for each item in dispute, to the Buyer within thirty (30) days after delivery of the Closing Statement. If the Sellers deliver an Objections Statement within such thirty (30) day period, then the Sellers and the Buyer will negotiate in good faith to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Sellers have submitted any Objections Statement, any remaining matters that are in dispute will be resolved by the Independent Accounting Firm pursuant to Section 2.4(c). Notwithstanding anything herein to the contrary, Specified Cash Amount, Specified Tax Liability and the resulting Specified Tax Difference Amount shall be finally determined pursuant to Section 5.6(b) and not this Section 2.4(b), and any final determination of Final Cash Payment pursuant to Section 2.4(b) and Section 2.4(c) shall remain subject to further adjustment pursuant to Section 5.6(b) and Section 5.6(c).

(c) Dispute Resolution. If the Parties are unable to resolve any disputes within the timeframes contemplated by Section 2.4(b) with respect to the Closing Statement, then any such dispute and the interpretation or application of any financial statements, accounting principles or the calculations underlying the Closing Statement (collectively, “Accounting Issues”), shall be submitted to the Independent Accounting Firm. Promptly after the engagement of the Independent Accounting Firm, the Buyer and the Sellers will provide the Independent Accounting Firm with a copy of the applicable documentation relating to the Closing Statement and each of the Buyer and the Sellers may provide the Independent Accounting Firm with a single written brief, together with supporting documentation, stating such Party’s position relating to the Closing Statement or applicable portions thereof in dispute, with a copy of such submission (if any) simultaneously provided to the other Party. The Independent Accounting Firm will have the authority to request in writing such additional written submissions from the Buyer or the Sellers as it deems appropriate. The Buyer and the Sellers shall instruct the Independent Accounting Firm to only opine as to the matters in dispute as presented by the Parties, and not to assign a value greater than the greatest value for such item claimed by the Buyer or the Sellers or smaller than the smallest value for such item claimed by the Buyer or the Sellers. The Buyer and the Sellers shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter and its applicable calculation of the Final Cash Payment within sixty (60) days of its submission by the Buyer and the Sellers. Such determination shall be conclusive, non-appealable, final and binding upon the Parties absent fraud or manifest error. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Sellers, on the one hand, and the Buyer, on the other hand, in proportion to the aggregate amount of disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party as finally determined by the Independent Accounting Firm. Except as otherwise provided in this Section 2.4(c), each of the Buyer and the Sellers will bear the fees, costs and expenses of their own accountants and all of its other expenses in connection with matters contemplated by this Section 2.4(c). For the avoidance of doubt, notwithstanding the foregoing, determination of the value of Company MSR shall be made in accordance with the procedures set forth in Schedule 1.1(a) (and not by the Independent Accounting Firm).

(d) Payment of Adjusted Cash Payment Excess or Shortfall. If the Final Cash Payment as finally determined pursuant to this Section 2.4 is greater than the Estimated Cash Payment (such difference, the “Positive Adjustment Amount”), then the Buyer shall pay to the Sellers, an amount equal to the Positive Adjustment Amount. If the Final Cash Payment is less than the Estimated Cash Payment (such difference, the “Negative Adjustment Amount”), then the Buyer shall set-off against any obligation it has to pay the Purchase Price Adjustment Holdback Amount to the Sellers, an amount equal to the Negative Adjustment Amount; provided, however, in the event that the Purchase Price Adjustment Holdback Amount is less than the Negative Adjustment Amount (such amount, the “Deficiency”), then the Buyer shall have no obligation to pay the Purchase Price Adjustment Holdback Amount to the Sellers and the Sellers shall pay an amount equal to the Deficiency to the Buyer. Subject to the preceding sentence, the Buyer shall remit any remaining portion (or in the event of no adjustment and the Buyer’s obligation to pay the Purchase Price Adjustment Holdback Amount is not otherwise cancelled, the full amount) of the Purchase Price Adjustment Holdback Amount to the Sellers. All payments required by this Section 2.4(d) shall be made by wire transfer of immediately available funds into an account or accounts as designated by the receiving Party within five (5) Business Days after calculation of the Final Cash Payment becomes final and binding either pursuant to Section 2.4(b) or Section 2.4(c), as applicable.

(e) Tax Treatment. Any amount paid pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for Tax reporting purposes unless otherwise required by Applicable Law.

2.5 Withholding. Notwithstanding any other provision of this Agreement, the Buyer and any of its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable in accordance with this Agreement or any other Ancillary Agreement, such amounts as required to be deducted and withheld under the Code or any other Tax law with respect to the making of such payment. If the Buyer or any of its Affiliates determine that it is required to make any such deduction or withholding (other than any such deduction or withholding with respect to compensatory payments or as a result of a failure to deliver an IRS Form W-9 pursuant to Section 6.2(d)(vii)), then the Buyer shall use reasonable best efforts to inform the Sellers of such obligation no less than two (2) Business Days prior to the date on which the applicable withholding or deduction is to be made by the Buyer or any of its Affiliates (and, in connection therewith, the Buyer shall provide the Sellers with a written description of the particular obligations that are imposed on the Buyer or its Affiliates that are causing the Buyer or its Affiliates to make such deduction or withholding). The Sellers shall then have an opportunity to object to such contemplated deduction or withholding. The Buyer and its Affiliates shall consider, in good faith, any such objection made by the Sellers prior to making any such deduction or withholding and shall cooperate with the Sellers as reasonably requested in writing by the Sellers to reduce or otherwise eliminate any such deduction or withholding. To the extent that amounts are so withheld or deducted and remitted to the relevant Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payment pursuant to this Agreement or any other Ancillary Agreement.

Article III
Representations and warranties

3.1 Representations and Warranties Relating to the Sellers. Each Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

(a) Organization, Qualification, and Power. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where such qualification is required. Such Seller has the full power and authority and all Permits necessary to carry on the Business as currently conducted.

(b) Authorization of Transaction. Such Seller has full corporate or similar governance power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which such Seller is or will become a party, and to perform such Seller’s obligations hereunder and thereunder and no other corporate action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements or the consummation of Transaction. Assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by such Seller of each Ancillary Agreement to which such Seller is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) Non-contravention.

(i) Assuming the Seller Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, and the consummation of the Transaction by such Seller, do not and will not (A) violate or conflict any provision of such Seller’s Organizational Documents, (B) result in a violation or breach of, result in any loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration under any of the terms, conditions or provisions of any Contract by which such Seller or an Affiliate of such Seller is a party, or any of their respective properties or assets bound, other than any breaches, losses, obligations conflicts or violations thereof that would not, individually or in the aggregate, result in or reasonably be expected to result in a Seller Material Adverse Effect, (C) violate or conflict with any Order or Applicable Laws to which such Seller is subject or (D) result in the imposition or creation of a Lien upon or with respect to the Equity Interests.

(ii) Except as set forth on Section 3.1(c)(ii) of the Disclosure Schedule (collectively, the “Seller Approvals and Filings”), the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the Transaction by such Seller are not subject to any Approval or Filing with respect to such Seller other than such other Approvals and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of such Seller to perform its obligations under this Agreement (a “Seller Material Adverse Effect”).

(d) Brokers’ Fees. Except with respect to Piper Sandler & Co. (“Piper Sandler”), none of such Seller or its Affiliates have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction or any transactions contemplated by any Ancillary Agreement.

(e) Title. Reliance Holdings is the record and beneficial owner of the Equity Interests and has good and marketable title to such Equity Interests, free and clear of all Liens. The Sellers have the full right, power and authority to transfer and deliver to the Buyer valid title to the Equity Interests free and clear of all Liens. Immediately following the Closing, the Buyer will be the record and beneficial owner of such Equity Interests, and have good and marketable title to such Equity Interests, free and clear of all Liens except as are imposed by the Buyer and other than restrictions imposed by securities Applicable Law.

(f) Litigation. There is no Proceeding pending or, to such Seller’s Knowledge, threatened, against the such Seller, except for such Proceedings that if adversely determined would not be reasonably expected to have would a Seller Material Adverse Effect. Such Seller is not subject to any outstanding Order the violation of which would reasonably be expected to have a Seller Material Adverse Effect.

3.2 Representations and Warranties Relating to the Company. The Company and the Sellers jointly and severally represent and warrant to the Buyer, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Qualification, and Power. The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct its business and is in good standing under the Applicable Laws of each jurisdiction where foreign qualification is required. The Company has the full power and authority and all Permits necessary to carry on the Business as currently conducted. Except for those award agreements listed under Schedule II of the Fourth Amended and Restated Limited Liability Company Agreement of the Company, which have been terminated, forfeited and cancelled and with respect to which the Company does not have any further Liability, the Company made available to the Buyer correct and complete copies of the Organizational Documents of the Company and any minute books and ownership record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.

(b) Authorization of Transaction. The Company has full corporate or similar governance power and authority to execute, deliver and perform this Agreement and any Ancillary

Agreements to which the Company is or will become a party, and to perform its obligations hereunder and thereunder and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements or the consummation of Transaction. Assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by the Company of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) Capitalization of the Company. The authorized, issued and outstanding equity interests of the Company are as set forth in Section 3.2(c) of the Disclosure Schedule. All of the outstanding equity interests of the Company have been duly authorized, validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, right of first refusal, subscription rights or other right to purchase, and were offered and sold in compliance with all applicable securities and other Applicable Laws. Other than the Equity Interests, there are no other ownership interests in the Company or outstanding options, warrants or other rights of any Person to acquire any equity securities of, or any equity interests in, the Company, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in the Company. The Company does not and has never directly or indirectly own or owned any equity securities of, or interests (including any security directly or indirectly convertible into or exchangeable or exercisable for equity securities or interests) in, any Person. Except as contemplated by the Organizational Documents, (i) there are no preemptive rights or other similar rights in respect of any equity interests in the Company, (ii) there are no Liens (other than Permitted Liens) on, or Contracts entered into by the Company concerning, the ownership, transfer or voting of, any equity interests in the Company, or otherwise affecting the rights of any holder of the equity interests in the Company, (iii) there is no Contract, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in the Company and (iv) there are no existing rights with respect to registration under the Securities Act of any equity interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights or similar interests having equity features with respect to the Company. There are no voting trusts, proxies, or other Contracts with respect to the voting of the Equity Interests.

(d) Non-contravention; Company Approvals.

(i) Assuming the Company Approvals and Filings are obtained or made, as applicable, the execution, delivery and performance by the Company of this Agreement and consummation of the Transaction do not and will not (A) violate or conflict with any provision of the Company’s Organizational Documents, (B) except as set forth on Section 3.2(d)(i) of the

Disclosure Schedule, result in a violation or breach of, loss of rights or additional obligations under, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, cancellation or acceleration under any of the terms, conditions or provisions of, any Material Contract, excluding any violations, breaches, losses, obligations, defaults or such rights that would not, individually or in the aggregate, be reasonably expected to be material to the Company, (C) violate or conflict with any Order or Applicable Laws to which the Company is subject, (D) violate or conflict with, or otherwise cause the suspension or revocation of, any material Permit held by any Affiliates (in each case, as related to the Business) or the Company or (E) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Company.

(ii) Except as set forth on Section 3.2(d)(ii) of the Disclosure Schedule (collectively, the “Company Approvals and Filings”), the execution and delivery of this Agreement and the consummation of the Transaction are not subject to any Approval or Filing other than such Approvals and Filings as may be required solely by reason of the Buyer’s (as opposed to any other third party’s) participation in the Transaction and.

(e) Financial Matters. The Buyer has been furnished with each of the following:

(i) The audited consolidated balance sheet of the Company as of December 31, 2024 and the related audited statements of income, cash flows and changes in members’ equity for the fiscal year then-ended, accompanied by the notes thereto and the report of the Company’s independent accountants with respect thereto (collectively, the “Audited Financials”); and the unaudited consolidated balance sheet of the Company as of August 31, 2025 (the “Most Recent Balance Sheet,” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statements of income, cash flows and changes in members’ equity for the six (6) months then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(ii) The Financials (including any notes thereto) have been prepared in accordance with GAAP, consistently applied and fairly present, in all material respects, the financial position and results of the operations of the Company (subject, with respect to the Interim Financials, to the absence of footnotes and to normal year-end and periodic reclassifications and adjustments (none of which are material individually or in the aggregate)). The Financials are materially correct and complete, consistent with the books and records of the Company (which are in turn correct and complete in all material respects). Any amounts designated on the Financials as a reserve established for loan losses, litigation or any other purpose have been accrued in accordance with GAAP.

(iii) The aggregate loan loss reserve level of the Company as of the date hereof is sufficient to pay anticipated loan losses arising from all Mortgage Loans or servicing rights that, as of any time prior to Closing, the Company owned and subsequently sold, transferred, securitized, conveyed or assigned and is otherwise sufficient under GAAP.

(iv) The Company maintains a system of internal accounting controls that is designed to provide reasonable assurances that transactions involving the business of the

Company are recorded as necessary to permit preparation of the financial statements of the business of the Company that are free from material misstatement. None of the Company, the Company’s independent accountant or its board of directors (or similar governing body) has received any written, or to the Company’s Knowledge, oral notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(v) The Company does not have any material obligations or Liabilities of any type or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for obligation and Liabilities that (A) are reflected or reserved against in the Financials (B) incurred in the Ordinary Course of Business (and in compliance with Applicable Law) since the Most Recent Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Applicable Law, or that relates to any cause of action, claim or lawsuit) or (C) relate to performance of obligations of the Company under the terms of any Material Contract (but excluding any breach or noncompliance with any Material Contract).

(f) Absence of Certain Developments. Since January 1, 2025 through the date of this Agreement (i) there has not been any event, circumstance, change or effect that has, or would reasonably be expected to have, a Company Material Adverse Effect, (ii) the Business has been conducted in all material respects in the Ordinary Course of Business, (iii) there has not been, with respect to the Company, any of the following: any (A) action to make, change or rescind any income or other material Tax election; (B) amendment of any income or other material Tax Return; (C) change of any Tax accounting period; (D) adoption or change of any Tax accounting principles, methods, practices, or policies; (E) entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity or similar agreement (other than any written customary commercial agreement entered into in the Ordinary Course of Business a primary purpose of which is not related to Taxes); (F) entry into any “closing agreement” with a Governmental Entity; (G) consent to or request for any waiver or extension of time to assess or collect any Taxes; (H) settlement or compromise of any Proceeding or assessment relating to Taxes; (I) failure to pay any income or other material Taxes; (J) entry into or request for any ruling or similar guidance from any Governmental Entity in respect of Taxes; (K) surrender of any right to claim a refund of income or other material Taxes; or (L) taking of any action or entry into any other transaction a purpose of which is materially increasing the Tax Liability or reducing any Tax asset of the Buyer (or any of its Affiliates) in respect of any Post-Closing Tax Period, and (iv) the Company did not take any action that, if taken following the Effective Date until the earlier of the Closing and the termination of this Agreement, would breach or otherwise be in violation of Section 4.1.

(g) Debt; Guarantees. Section 3.2(g) of the Disclosure Schedule sets forth a list of all of the Company’s (A) Contracts governing Debt and (B) leasing or similar arrangements that, in accordance with GAAP, are classified as capital leases, in each case as of the date of this Agreement. The Company has no material Liability in respect of a guarantee of any Debt or other similar Liability of any other Person. At no time during the preceding twelve (12) months has the Company been in default or received any notice of any default with respect to any covenants contained in any Contracts relating to Debt (including, covenants relating to net worth, minimum liquidity, minimum earnings, debt ratios and reporting of financials).

(h) Assets. The Company has good title to, or in the case of leased or licensed property and assets, has the right to use pursuant to a valid and enforceable lease, license or similar Contract, all of its material tangible properties, rights and assets, whether real or personal, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except (i) to the extent the enforceability of any such leases or other Contracts may be limited by general principles of equity (whether considered in a proceeding at law or in equity) and (ii) for assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (and in compliance with Applicable Laws). The assets owned or leased by the Company (including real, personal, tangible, and intangible property), or that the Company have the right to use, constitute all of the assets held for use or used in connection with the Business and are sufficient to conduct the Business immediately following the Closing, and are otherwise adequate and suitable for the purposes for which they are presently being used.

(i) Real Property.

(i) The Company has valid leasehold interests in all Leased Real Property free and clear of all Liens, other than Permitted Liens.

(ii) The Company does not own any real property, except for the real properties set forth on Section 3.2(i)(ii) of the Disclosure Schedule (the “Owned Real Property”). The Company has good, valid and marketable fee simple title to all Owned Real Property free and clear of all Liens (other than Permitted Liens).

(iii) The leased real properties held by the Company are listed in Section 3.2(i)(iii) of the Disclosure Schedule (the “Leased Real Property”). Except for the Leased Real Property listed in Section 3.2(i)(iii) of the Disclosure Schedule, the Company does not lease any other real property. The Company has made available to the Buyer true, correct and complete copies of the Leases relating to such Leased Real Property and the Leases are in full force and effect. With respect to each lease listed in Section 3.2(i)(iii) of the Disclosure Schedule, the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leases.

(iv) Except for the Leases expressly disclosed on Section 3.2(i)(iv) of the Disclosure Schedule as requiring notice, consent or approval, the consummation of the Transaction will not require any notice to, or consent or approval of any landlord under any Lease.

(v) Neither the Company nor the lessor is in default in any material respect under any Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such default. Except as set forth on Section 3.2(i)(v) of the Disclosure Schedule, (A) the Company has not sent or received a written notice of default with respect to any obligation under any of the Leases which has not been either waived, cured, resolved or remedied; (B) no Person, other than Company, has the right to use or occupy the Leased Real Property and there are no parties (other than the Company) in possession of any such Leased Real Property; (C) there are no oral or other terms or agreements with any of the landlord under the Leases except as expressly set forth in such Lease; (D) no brokerage or leasing commission or fee is due or unpaid, and there are no agreements that will obligate the Buyer or its Affiliates to pay any such amount on or after Closing in connection with any renewals or extensions of existing Leases; (E) there are no leases or other occupancy agreements which will be binding upon the Buyer or its Affiliates from and after the Closing other than the Leases; (F) there are no rights for the landlord under any of the Leases to recover any Leased Real Property in the event of an assignment and (G) the Company has not, and will not, materially extend, amend, cancel or terminate any Lease.

(vi) The Company has not received any written notice from any Governmental Entity requiring the correction of any condition with respect to the Owned Real Property or Leased Real Property, or any part thereof, by reason of any alleged violation of any applicable federal, state, county or municipal law, code, rule or regulation, or stating that any investigation has been commenced or is contemplated regarding any of the same.

(vii) The Company has made available to the Buyer true and complete copies of each material contract relating to the occupancy and use of the Owned Real Property and the Leased Real Property, and each such contract is in full force and effect and the Company has not nor, to the Company’s Knowledge, is other party, in default in any material respect under any such contract.

(viii) (A) All construction and punch list items with respect to the tenant improvement, development and construction of the Owned Real Property and the Leased Real Property have been completed in accordance with approved plans and specifications for the same and Applicable Laws; (B) all sums payable by reason of any labor or materials furnished with respect to the design, development and construction of the Owned Real Property and Leased Real Property have been paid in full; and (C) to the Company’s Knowledge there are no disputes in connection therewith.

(ix) The Company has not received written notice of any material physical or mechanical defects in the Owned Real Property or Leased Real Property, including the structural and load bearing components of the Owned Real Property or Leased Real Property, plumbing, heating, air conditioning and electrical and life safety systems, which has not since been resolved and all such items are in operating condition and in compliance with all Applicable Laws.

(x) All utility services, including all water, sewer, gas, electric, telephone, fiber optic, fire alarm, drainage, and other systems required or necessary for the use and operation of all or any portion of the Owned Real Property and Leased Real Property in compliance with Applicable Laws, are installed and directly from public ways and are connected pursuant to valid permits. Such services are available in sufficient quantities and are otherwise adequate to service the Owned Real Property and Leased Real Property for the purposes for which it is intended. No Owned Real Property or Leased Real Property relies on any facilities other than the facilities of public utility companies and water or sewer departments or districts located on any property not included in the Owned Real Property or Leased Real Property (A) to fulfill any requirements under Applicable Laws and (B) for furnishing essential building systems or utilities, including water, electrical, plumbing, mechanical, telephone, fiber optic, cable and heating, ventilating and air conditioning systems, drainage and sewage treatment.

(xi) There does not exist any actual, or to the Company’s Knowledge, threatened or contemplated condemnation or eminent domain proceeding that relates to any of the Owned Real Property or Leased Real Property or any part thereof, and the Company has not received any written, or to the Company’s Knowledge, oral, notice of the intention of any Governmental Entity or other Person to take or use any part of the Owned Real Property or Leased Real Property.

(j) Intellectual Property.

(i) Each element of Intellectual Property held by the Company or used in the operation of the Company’s business (the “Company Intellectual Property”) is either (A) owned by the Company (the “Owned Intellectual Property”) or (B) rightfully used, and authorized for use, by the Company pursuant to a valid and enforceable written Contract (the “Licensed Intellectual Property”). The Company exclusively owns and possesses all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens. The Company Intellectual Property is all the Intellectual Property necessary for the conduct of the Company’s Business and is sufficient in all material respects for such purposes.

(ii) Without limiting the generality of the foregoing, all of the Owned Intellectual Property was (A) developed by employees of the Company working within the scope of their employment and having an obligation to assign such developments to the Company; (B) developed by vendors, independent contractors, or other third parties who executed valid and enforceable written agreements assigning such developments to the Company; or (C) otherwise acquired by the Company by valid and enforceable written agreements. Section 3.2(j)(ii) of the Disclosure Schedule lists (x) all registered Owned Intellectual Property; (y) all Software constituting Owned Intellectual Property; (z) all trademarks constituting Owned Intellectual Property that are not registered but that are material to the Company’s Business; and (aa) each license to Licensed Intellectual Property necessary for the conduct of the Business (other than standard, unmodified shrink wrap or clickwrap licenses to software that is generally available to the public).

(iii) The Company has taken commercially reasonable steps to maintain the confidentiality of trade secrets and confidential information owned by or in the possession of the Company. All Persons with access to the Company’s trade secrets or confidential information have signed valid and enforceable written agreements with commercially reasonable confidentiality obligations and use restrictions.

(iv) The Company has complied in all material respects with all domain name registration agreements and other requirements of domain name administration authorities concerning all domain names that constitute Owned Intellectual Property, and has operated all websites associated with all such domain names, and all social media accounts used in the conduct of the Business, in compliance with all Applicable Laws. The Company is the exclusive owner of, or has sufficient rights to display or make available, all content, data, audiovisual properties, promotional material, advertisements and other information displayed or made available, as applicable, on all websites associated with all domain names that constitute Owned Intellectual Property and all social media accounts used in the conduct of the Business.

(v) Except as set forth in Section 3.2(j)(v) of the Disclosure Schedule, to the Company’s Knowledge, no third party alleges or has alleged in the past five (5) years that the Company or the conduct of the business of the Company infringes any Intellectual Property or other proprietary rights of any other Person. There is no claim or action pending or threatened in writing alleging any such infringement or challenging the validity, enforceability, registrability or ownership of, or the Company’s rights in or to, any Company Intellectual Property. To the Company’s Knowledge, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Company in any Licensed Intellectual Property. The Company is not subject to any outstanding or prospective Order, and, to the Company’s Knowledge, there is no pending motion or petition for such Order, that does or would restrict or impair the Company’s ownership or use of any Company Intellectual Property. The Company is not in breach of any license or other agreement relating to Intellectual Property.

(vi) No Software that constitutes Company Intellectual Property contains any computer code or any other mechanisms that are intended to or that will permit any Person to access such Software or any of the Company’s systems without authorization. The Company has not provided, nor is obligated to provide, the source code for any Software that constitutes Owned Intellectual Property to any third party, including any escrow agent.

(vii) Section 3.2(j)(vii) of the Disclosure Schedule identifies (A) each item of Open Source Software that is contained in, linked to or distributed with any of the Software that constitutes Owned Intellectual Property; (B) the applicable Open Source Software license; and (C) the products, technology or services of the Company to which each such item of Open Source Software relates. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Software that constitutes Owned Intellectual Property in any manner that requires or has caused the Company to (x) distribute or otherwise make available to the general public any source code for any Software that constitutes Owned Intellectual Property; (y) license any Software that constitutes Owned Intellectual Property, or any portion thereof, for the purpose of making modifications or derivative works; (z) distribute or make available any Software that constitutes Owned Intellectual Property without royalty or with reduced compensation; or (aa) grant a license under any Intellectual Property rights. The Company is not in breach of or default under (nor has it received any written allegation of being in breach of or default under) any license governing its use of any Open Source Software.

(k) Privacy and Data Security; Information Technology Systems.

(i) The Company is, and at all times for the past four (4) years has been, materially in compliance with the Privacy and Security Requirements. The Company has made all required notifications and disclosures to Persons prior to the Processing of any Personal Information regarding such Persons. The Company follows and posts a privacy policy providing materially complete and accurate notice of the data privacy, data protection, and information security practices of the Company regarding the Processing of Personal Information. No disclosure or representation made or contained in the Company’s privacy policy has been materially inaccurate, misleading, deceptive or in material violation of any Privacy and Security Laws (including by containing any material omission). The Company and, to the Company’s Knowledge, each vendor processor and each other third party Processing Personal Information for or on behalf of the Company is and has been in compliance with the Company’s privacy policy in all material respects.

(ii) The Company has adopted and implemented policies and procedures regarding compliance with the Privacy and Security Requirements. The Company’s workforce (including employees, contractors, and other agents) has completed reasonable and appropriate training with respect to the privacy and security of Personal Information in a manner consistent with applicable Privacy and Security Requirements.

(iii) The Company has adopted and implemented commercially reasonable safeguards (including administrative, physical, and technical measures) to protect the confidentiality, security, availability, and integrity of confidential information and Personal Information maintained, Processed, or transmitted by the Company or through its systems, which are at a minimum consistent with generally accepted industry standards and the Privacy and Security Requirements. The Company has undertaken surveys, audits, inventories, reviews, analyses, and/or assessments required by the Privacy and Security Requirements, and has taken reasonable steps to remediate and address vulnerabilities or deficiencies identified by such surveys, audits, inventories, reviews, analyses, and/or assessments. The Company has all necessary steps to remediate vulnerabilities or deficiencies identified by such surveys, audits, inventories, reviews, analyses, and/or assessments. Without limiting the generality of the foregoing, the Company has implemented one or more plans that, as appropriate: (A) identify internal and external risks to the security of Personal Information and confidential information; (B) implement, monitor and maintain administrative, electronic and physical safeguards designed to control those risks; (C) adhere to notification procedures in compliance with applicable Privacy and Security Laws in the case of any breach of security compromising data, including data containing Personal Information or confidential information; and (D) provide for the prevention of unintentional data loss.

(iv) Except as set forth in Section 3.2(k)(iv) of the Disclosure Schedule, during the past four (4) years, no breach or security incident (as defined under Privacy and Security Requirements) has occurred with respect to any Personal Information maintained by or on behalf of the Company (including by a third party vendor or contractor), related to the services provided by the Company, and no breach or security incident has occurred that would require notification or other action or reporting under any other Privacy and Security Requirements. During the previous four (4) years, the Company, has identified, documented, investigated, contained, remediated, or eradicated any breach or security incident (as defined under applicable Privacy and Security Requirements) related to Personal Information or other confidential data transmitted, Processed, maintained, stored or otherwise in the Company’s possession or available on or through Company’s network or information technology system. During the previous four (4) years, the Company has identified, documented, investigated, contained, remediated, or eradicated any breach or security incident (as defined under Privacy and Security Requirements) related to Personal Information Processed by the Company or available on or through Company’s network or information technology systems.

(v) The Company has the full right and authority to disclose, and transfer the full ownership and usage rights of, any Personal Information currently belonging or attributable to the Company, including the right to access, own and Process the Personal Information of the Company and to make any derivative use thereof without restriction, consistent with Applicable Law. The Company has made all necessary disclosures to, and obtained all necessary consents or authorizations from users, customers, patients, partners, workforce members, employees, contractors, and any other applicable Persons required by Privacy and Security Requirements to facilitate the transactions contemplated under this Agreement.

(vi) In the past four (4) years, the Company has not used, disclosed, collected, tracked, recorded, or otherwise captured Personal Information by or through use of Tracking Technologies or any other web technologies, web or mobile applications, software, or programs (such as metapixels, analytics, and other programs) that are furnished or otherwise made available by third parties, and other similar technologies, except as otherwise permitted by Applicable Laws and guidance issued by Governmental Entity.

(vii) In the past four (4) years, the Company has not Processed Personal Information using AI Technologies except as otherwise permitted by Applicable Laws and Contracts. In addition, the Company has not included any Personal Information, trade secrets, or confidential or proprietary information of the Company, or of any third Person to which the Company is under an obligation of confidentiality, in any prompts or inputs into any AI Technologies.

(viii) The Company Information Systems are: (A) in good working order and functions in accordance with all applicable documentation and specifications, (B) maintained and supported in accordance with industry practices and is covered by sufficient maintenance and warranty provisions to reasonably remedy, or provide reasonable compensation for, any material defect and (C) protected by reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the Company Information Systems and following procedures for preventing the introduction of viruses to, and unauthorized access of, the Company Information Systems. The Company Information Systems that are currently used in the business of the Company constitutes all the information and communications technology and other systems infrastructure necessary to carry on such business as currently conducted or proposed to be conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of such business as currently conducted or proposed to be conducted with regard to information and communications technology, data processing and communications.

(ix) No circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the business of the Company as a result of: (A) any substandard performance or defect in any part of the Company Information Systems whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the Company Information Systems.

(l) Tax Matters.

(i) The Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to valid extensions), all income and other material Tax Returns required to have been filed by or with respect to it with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects and were prepared in material compliance with Applicable Law. All Taxes owed by or with respect to the Company that are due and payable (whether or not shown on any Tax Returns) have been timely paid in full to the appropriate Governmental Entity.

(ii) All income or other material Taxes required to have been withheld by the Company in connection with amounts paid to any employee, independent contractor or other Person have been properly withheld and all such withheld amounts required to have been paid over to a Taxing authority have been timely paid in full to the appropriate Taxing authority. The Company has complied with all documentation and record keeping requirements (including IRS Forms 1099 and W-2 (and foreign, state and local equivalents)) related to income and other material Taxes.

(iii) Except as set forth in Section 3.2(l)(iii) of the Disclosure Schedule, the Company has not received notice from any Governmental Entity assessing, proposing, threatening or otherwise concerning a deficiency, assessment or adjustment in Taxes that has not been settled in full with no ongoing Liability and to the Company’s Knowledge, there are no grounds for any such potential assessment, adjustment, or deficiency with respect to Taxes. There are no audits or Proceedings pending or threatened against the Company with respect to Taxes, and to the Company’s Knowledge, there are no grounds for any such potential audit or Proceeding with respect to Taxes. No Tax Return of the Company with respect to any Pre-Closing Tax Period beginning on or after January 1, 2020 has been audited by any Governmental Entity.

(iv) There is no waiver or extension of any statute of limitations binding upon the Company in respect of Taxes that remains in effect (and no such waiver or extension has been requested with respect to the Company). Except for any automatic extensions to file Tax Returns granted in the Ordinary Course of Business, the Company is not currently a beneficiary of any extension of time within which to file any Tax Return (and no such extension has been requested with respect to the Company).

(v) The Company is and has been properly classified as a “C corporation” for U.S. federal income and applicable state and local tax purposes since March 24, 2008.

(vi) There are no Liens for Taxes on any assets of or equity interests in the Company other than Liens for Taxes that are not due and payable.

(vii) The Company has not engaged or participated in or been a promoter of any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign law). The Company has disclosed on its Tax Returns all positions taken therein that are reasonably expected to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign law), and the Company has not consummated or participated in, and is not currently participating in any transaction which was or is a “tax shelter”

transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(viii) The Company has not received written (or, to the Company’s Knowledge, oral) notice of any claim by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company has or may have an obligation to file a Tax Return in, or is or may be subject to taxation by, that jurisdiction. The Company does not have a permanent establishment, fixed base or place of business, and is not subject to Tax, in any jurisdiction outside the United States. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 (or any corresponding or similar provision of state, local or foreign law). The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code (or any corresponding or similar provision of state, local or foreign law).

(ix) The Company has, since the tax year ending December 31, 2015, used the accrual method of accounting for income Tax purposes.

(x) The unpaid Taxes of the Company: (A) did not as of the date of the Most Recent Balance Sheet materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financials (rather than in any notes thereto), and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past practice.

(xi) The Company has no Liability for the Taxes of any Person, other than the Company or any current or past member of an Affiliated Group the common parent of which is Tiptree, under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise (other than Taxes imposed under written customary commercial Contracts entered into by the Company in the Ordinary Course of Business the primary purpose of which is not related to Taxes). The Company has not been a member of an Affiliated Group other than a group the common parent of which is Tiptree.

(xii) Except for the written Tax sharing agreement entered into by the Company with Tiptree and members of the Affiliated Group of which Tiptree is the common parent, dated as of April 28, 2021 (the “Tax Sharing Agreement”), the Company is not a party to or bound by any Tax sharing, allocation or indemnity agreement, arrangement or similar contract.

(xiii) The Company has never agreed to nor is required to make any adjustments pursuant to Section 481(a) of the Code or Section 263A of the Code or any corresponding or similar provision of state, local or foreign law (nor, has any Governmental Entity proposed any such adjustment) nor filed any application that is pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the Company. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law) occurring or in existence on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date, (C) any prepaid amounts received or deferred revenues accrued (or deemed received or accrued) on or prior to the Closing Date, (D) any change in, or use of an incorrect, method of accounting for a taxable period ending on or prior to the Closing Date, (E) an election under Section 965 of the Code (or any corresponding or similar provision of state, local or foreign law), (F) any agreement with a Governmental Entity (including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law)), (G) an inclusion pursuant to Section 951 or Section 951A of the Code with respect to income earned or accrued in a Pre-Closing Tax Period, (H) use of the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred on or prior to the Closing Date, or (I) any other action taken outside of the Ordinary Course of Business a result of which is deferring a Tax from a taxable period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) following the Closing Date.

(xiv) The Company is not the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Entity.

(xv) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a transaction described (in whole or in part) in Section 355 or Section 361 of the Code (or any corresponding or similar provision of state, local or foreign law).

(xvi) The Company has never been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xvii) Except as set forth in Section 3.2(l)(xvii) of the Disclosure Schedule, the Company has never deferred any payroll Taxes or claimed or otherwise availed itself of any of the Tax deferral or credits pursuant to the CARES Act, the FFCRA, the Payroll Tax Executive Order, or any similar applicable federal, state, local, or foreign law, or otherwise taken advantage of any change in Applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company or the Sellers to any Governmental Entity (“COVID-19 Tax Measures”).

(xviii) All transactions and agreements between or among the Sellers, the Company or any of their respective Affiliates, are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations promulgated thereunder, including any reporting requirements set forth thereunder, and are, and have been, in compliance with the requirements and principles of any comparable provisions of state, local or foreign law, including any reporting requirements set forth thereunder.

(xix) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company.

(xx) Company is not a party to any joint venture, partnership or other Contract or arrangement which could be treated as a partnership for income Tax purposes.

(xxi) The Company is not, and does not own directly or indirectly any interests in, an entity that has been or would be treated as, a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(xxii) No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes which remains in effect.

(xxiii) The Company has complied in all respects with all applicable abandoned property, unclaimed property and escheat laws.

(xxiv) The Company is not the successor by merger, consolidation or otherwise to any other predecessor entity and any references to the Company for the Tax provisions of this Agreement shall be deemed to include any such predecessor entity (if any).

(xxv) Company has duly and timely collected all amounts on account of any sales, use, value added, transfer, or similar Taxes, including goods and services, harmonized sales, and state, provincial, or territorial sales Taxes, required by Applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Applicable Law to be remitted by it or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by Applicable Law.

(xxvi) No Person holds an interest in the Company that is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(xxvii) The Sellers make no representation or warranty, directly or indirectly, regarding (A) any Taxes of the Company for any Post-Closing Tax Period other than with Sections 3.2(l)(v), (vii), (viii), (ix), (xi), (xii), (xiii), (xx), (xxi) or (xxii), or (B) the existence, amount, value or condition of, or any limitations on, any Tax Attribute of the Company arising in any Pre-Closing Tax Period or the ability of the Buyer or any of its Affiliates (including, after the Closing Date, the Company) to utilize any Tax Attribute of the Company attributable to any Pre-Closing Tax Period after the Closing Date.

(m) Employment Matters.

(i) Except as disclosed in Section 3.2(m)(i) of the Disclosure Schedule, all employees of the Company (“Employees”) are terminable at will (without the imposition of penalties or damages) by the Company, and the Company does not have any severance obligations if any Employee or independent contractor is terminated. To the Company’s Knowledge, no executive or senior officer of the Company, or any group of employees of the Company, has any plans to terminate employment with the Company.

(ii) The Company has not entered into any collective bargaining agreement or similar labor-related contract with any labor union on behalf of any Employees and no such collective bargaining agreement is currently being negotiated. None of the Employees are represented by a labor union or similar organization. The Company has not experienced (nor, to the Company’s Knowledge, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. The Company has not committed any unfair labor practice. There is not any organizational effort presently being made or, to the Company’s Knowledge, threatened, by or on behalf of any labor union with respect to Employees.

(iii) The Company has paid in full to all of its employees and independent contractors, as applicable, all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such Employees and independent contractors. The Company is in compliance, and has complied, with all employment and labor laws, including but not limited to, laws relating to wages, hours, overtime, prevailing wages, equal pay, pay transparency, child labor, classification of workers (including exempt and non-exempt employee classification and independent contractor classification), meal periods and rest breaks, affirmative action, discrimination, harassment and retaliation, background checks, privacy, employee trainings and notices, drug testing, recordkeeping, paid sick leave, paid time off and vacation, workers’ compensation, leaves of absence, immigration, occupational safety and health, collective bargaining, restrictive covenants and withholding of social security and taxes.

(iv) The Company is, and has been, in compliance with all Applicable Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States. The Company maintains an accurate and complete Form I-9 for each Employee. Except as set forth in Section 3.2(m)(iv) of the Disclosure Schedule, no Employee is on a visa sponsored by the Company that requires continued sponsorship. In the past three (3) years, the Company has not received a “no match” letter from the Social Security Administration concerning any current or former Employee.

(v) Except as set forth in Section 3.2(m)(v) of the Disclosure Schedule, (A) there is not now, nor have there been in the past three (3) years, any employment-related actions, lawsuits, complaints, charges, claims, labor disputes, demands or grievances, by Employees or independent contractors against the Company, including but not limited to, wage and hour, classification, discrimination, retaliation, harassment, wrongful discharge or other unlawful employment practice claims; (B) during the past three (3) years, there has not been, and to the Company’s Knowledge, there is not now pending, any audit or investigation by any Governmental Entity concerning the Company’s labor, employment, immigration and/or occupational safety and health practices; (C) during the past three (3) years, there have no been allegations of sexual harassment, sexual abuse or sexual misconduct against the Company or any of its officers, directors or Employees and (D) to the Company’s Knowledge, there is no and there has been no consensual or non-consensual sexual relationship between any owner, officer or executive-level employee of the Company and any current or former Employee or independent contractor of the Company.

(vi) During the past two (2) years, to the Company’s Knowledge, no Employee or independent contractor, as a result of such person’s employment or engagement with the Company, is in violation of, or has been alleged to be in violation of, any restrictive covenant agreement, including any non-competition, non-solicitation, confidentiality/non-disclosure, invention assignment or otherwise. To the Company’s Knowledge, no former or current Employee or independent contractor of the Company is in violation of any restrictive covenant agreement between such Employee or independent contractor and the Company, including any non-competition, non-solicitation, confidentiality/non-disclosure, invention assignment or otherwise.

(vii) No plant closing, mass layoff or other triggering event as defined by the Workers’ Adjustment Retraining and Notification Act and/or similar state and local laws (the “WARN Act”), has occurred with respect to any current or former Employee. The Company has not issued any notification under the WARN Act or incurred any Liability under the WARN Act.

(viii) Section 3.2(m)(viii) of the Disclosure Schedule sets forth a list of all current Employees, indicating for each Employee: (A) job title; (B) FLSA classification (exempt or non-exempt); (C) work location (state); (D) current base compensation (salary or hourly rate); (E) other cash compensation, including bonus, commissions incentives or otherwise in 2024 and targets in 2025; (F) date of hire; (G) current accrued but unused paid time off or vacation; and (H) current status (active or on a leave of absence), and if on a leave of absence, the type of leave and expected return date. Section 3.2(m)(viii) of the Disclosure Schedule sets forth a list of all current individual or sole proprietorship independent contractors retained or engaged by the Company, indicating for each: (A) name; (B) description of work being performed; (C) compensation rate; (D) duration of retention or engagement; and (E) location where services are performed.

(n) Employee Benefit Plans.

(i) Section 3.2(n)(i) of the Disclosure Schedule lists each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Seller, Company, or any of its Affiliates for the benefit of any current or former employee of the Company or any spouse or dependent of such individual or with respect to which the Company or any Affiliate thereof has any Liability (each, a “Company Plan”). None of the Company or members of its “Control Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) maintains, has contributed to, or has any Liability with respect to any Employee Benefit Plan subject to Title IV of ERISA or a “multiemployer plan” (as defined in Section 4011(a)(3) of ERISA). Each Company Plan has been established and administered in compliance in all material respects in accordance with its terms and all Applicable Laws. The Buyer has been provided true, correct and complete copies of the following documents with respect to each Company Plan, as applicable: (A) all current plan documents and any amendments thereto, and all related trust agreements and funding instruments, including any group contracts and insurance policies; (B) a written summary of the material terms of any Company Plan that is not set forth in a written document; (C) the most recent summary plan description and any summary or summaries of material modifications thereto; (D) the most recent actuarial report or recent periodic accounting of plan assets (if any); (E) the annual reports on Form 5500 (including any accompanying schedules) for the three (3) most recent years; (F) the most recent IRS determination, opinion or advisory letter; (G) the non-discrimination testing results for the three (3) most recently completed plan years; (H) all material correspondence to or from any Governmental Entity received in the last three (3) years, including any filings or applications under any amnesty, delinquent filer or voluntary correction programs; and (I) all material third-party vendor or service provider agreements, including investment management or advisory agreements, recordkeeping agreements, fidelity bonds and fiduciary Liability insurance policies and other administrative service agreements.

(ii) Each Company Plan has been established, adopted, operated, maintained and administered in accordance with its terms and in compliance in all material respects with all Applicable Laws, including ERISA and the Code. All required contributions, assessments and premium payments on account of each Company Plan for all periods ending on or prior to the Closing Date have been or will be timely paid by the applicable due date or accrued in accordance with GAAP.

(iii) With respect to each Company Plan, there are no existing (or, to the Company’s Knowledge, threatened) claims or actions involving the Company (other than routine claims for benefits). Each Company Plan intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has either received a favorable determination letter as to its qualification or is based on a pre-approved plan document that is the subject of a favorable opinion letter upon which the Company may rely, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Neither the Company, any Company Plan nor any fiduciary thereof is the subject of any audit or investigation by a Governmental Entity, and there are no facts or circumstances that exist with respect to any Company Plan that would require participation in any self-correction, voluntary correction or delinquent filer program to come into compliance with Applicable Laws.

(iv) Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan provides medical, or life insurance benefits or coverage following retirement or other termination of employment.

(v) Except as set forth on Section 3.2(n)(v) of the Disclosure Schedule, the Company has not entered into any severance or similar arrangement in respect of any present or former employees that will result in any Liability of the Company to make any payment to any present or former employee following termination of employment, and execution of this Agreement or the consummation of the transactions contemplated hereunder, either alone or in conjunction with any other event, shall not (A) accelerate, increase or modify any payments, or result in the forgiveness of indebtedness, (B) result in the acceleration of time of payment, vesting of or requirement to fund any benefits, in each case, otherwise payable by the Company to any present or former employee under any Company Plan, employment agreement, consulting agreement or otherwise, except as required under Applicable Law, or (C) limit or restrict the right of the Company to merge, amend or terminate any Company Plan (other than any restrictions or limitations that arise by operation of Applicable Law). No payment or benefit which is or may be made by, from or with respect to any Company Plan, to any employee, former employee, director, officer or independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or a payment subject to the Tax imposed under Section 4999 of the Code.

(vi) With respect to each Company Plan, the Company has made available to the Buyer a true and complete copy of, as applicable, (A) the plan document and all amendments thereto (including a written description thereof for any unwritten Company Plan), (B) the trust, insurance, annuity or other funding Contract and all amendments and riders thereto, (C) the most recent summary plan description and all summaries of material modifications thereto, (D) the most recent favorable determination or opinion letter, (E) the three most recently filed Form 5500 annual reports (including attached schedules and financial statements), (F) all non-routine correspondence in the past three (3) years with the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Entity, including audits, investigations or any applications filed under a voluntary correction or delinquent filer program, (G) copies of minimum coverage, nondiscrimination and top-heavy testing results for the three (3) most recent plan years, and (H) copies of IRS Forms 1094/1095 for the three most recent tax years.

(vii) Each Company Plan (including any employment agreements) that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, has been, and currently is, in compliance in all respects in both form and operation with the requirements of Section 409A of the Code, such that no amounts deferred thereunder have been, or upon vesting or payment will be, subject to any interest or additional Tax imposed under Section 409A of the Code. The Company does not have any obligation to reimburse, indemnify or otherwise “gross-up” any Person for any Taxes under Section 409A or 4999 of the Code.

(viii) Each Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in all material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and no event has occurred nor circumstances exist that would cause the Company to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. The Company has complied in all material respects with the annual health insurance coverage reporting requirements under Sections 6055 and 6056 of the Code.

(ix) No Company Plan is subject to Applicable Laws outside of the United States.

(o) Environmental Matters.

(i) The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. As used herein in this Section 3.2(o)(i), “Company” includes any Person that may be a predecessor entity to the Company (as otherwise defined) or its business by any legal means, including (x) pursuant to any applicable law, whether by statutory merger, de facto merger, consolidation, combination, division, dissolution, reorganization or otherwise or (y) based on any theory or doctrine of successor Liability, whether by statute or at common law.

(ii) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.2(o)(ii) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(iii) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(iv) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company.

(v) The Company has not retained or assumed, by contract or operation of Applicable Law, any Liabilities or obligations of third parties under Environmental Law.

(vi) The Company has provided or otherwise made available to the Buyer and listed in Section 3.2(o)(vi) of the Disclosure Schedule: (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (B) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(p) Contracts.

(i) Section 3.2(p)(i) of the Disclosure Schedule sets forth a list of all Contracts to which the Company is a party or to which any of the assets or properties of the Company is subject of the types described below that are in effect on the date of this Agreement (all Contracts required to be so listed, collectively, the “Material Contracts”):

(A) all partnership, joint venture, joint development, collaboration or other similar agreements to which the Company is party;

(B) any Contract under which any asset of the Company is encumbered by a Lien (other than by a Permitted Lien);

(C) any Contract material to the Business containing covenants limiting the freedom of the Company to compete in any line of business or with any other Person or covenant not to solicit or hire any Person;

(D) any employment-related Contract, plan or program, other than any Company Plan, pursuant to which payments are required upon the consummation of the Transaction;

(E) any employment agreement of the Company;

(F) any independent contractor agreement or consulting agreement by or with the Company;

(G) any restrictive covenant agreement between the Company and any current Employee and independent contractor of the Company;

(H) any collective bargaining agreement or labor agreement to which the Company is subject;

(I) any Lease of real property or any capital lease;

(J) any Servicing Agreement;

(K) any Subservicing Agreement;

(L) any Interest Rate Protection Agreement or Other Hedging Agreement to which the Company is currently a party, together with a description of the dollar amount, counterparty, collateral and maturity of any such agreement;

(M) any Contract that prohibits the payment of dividends or distributions in respect of the Equity Interests, prohibits the pledging of the Equity Interests or prohibits the issuance of guarantees by the Company;

(N) any Contract, including options, to sell or lease (as lessor) any tangible property of the Company for an amount in excess of $200,000 over the term of such Contract;

(O) any Contract (other than purchase orders entered into in the Ordinary Course of Business) pursuant to which the Company has agreed to acquire or lease any tangible property for an amount in excess of $200,000 over the term of such Contract;

(P) any Contract evidencing Debt in excess of $200,000;

(Q) any Contract under which marketing or lead expenses in excess of $300,000 are incurred;

(R) any other Contract (or group of related Contracts), the performance of which involves payment by or to the Company of consideration in excess of $200,000 over the term of such Contract, other than (i) any Contract that is terminable by the Company or the other party thereto without Liability and on notice of ninety (90) days or fewer and (ii) purchase orders entered into in the Ordinary Course of Business;

(S) settlement, resolution or similar Contract (whether involving any Proceeding or series of related Proceedings, pending or threatened) pursuant to which the Company is (i) obligated to pay future consideration or (ii) will impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or other restrictions on the Business (or, following the Closing, on the Buyer or any of its Affiliates); or

(T) any Contract to enter into any of the foregoing.

(ii) The Company has made available to the Buyer accurate and complete copies of each of the Material Contracts and all exhibits, supplements and schedules thereto, in each case, as amended or otherwise modified and in effect. As of the date of this Agreement, (A) each Material Contract is in full force and effect, (B) each Material Contract is valid, enforceable and binding against (x) the Company and the Company’s Affiliates, as applicable, and (y) to the Company’s Knowledge, each other party to such Material Contract (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles), (C) subject to obtaining any necessary consents disclosed in Section 3.2(p)(ii) of the Disclosure Schedule, each Material Contract will continue to be so enforceable immediately following the consummation of the Transaction (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and by general equitable principles), (D) each of the Company and its Affiliates, as applicable, and to Company’s Knowledge, each of the other parties thereto, has performed all obligations required to be performed by it under each Material Contract, and (E) none of the Company or its Affiliates is, and, to the Company’s Knowledge, no other party to any Material Contract is, in material breach or violation of, or default under, or has repudiated any material provision of, any Material Contract. None of the Company or its Affiliates has received or given notice of any intent to terminate, to seek to renegotiate, amend or modify, or to materially modify the provision or use of any product or service that is the subject of, any Material Contract.

(q) Litigation; Governmental Orders. Except as set forth on Section 3.2(q) of the Disclosure Schedule, there is and for the past three (3) years there has not been any, material Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or corporate officers, directors, or employees of the Company with respect to their business activities on behalf of the Company. The Company has not received written notification (including audits and corrective action plans but excluding routine regulatory examinations) of any asserted past or present failure to comply with any Applicable Laws and Permits in any material respects. To the Sellers’ Knowledge, there is no action, suit, proceeding, order, injunction or investigation pending or threatened that questions the legality of the Transaction or the business as operated by the Company. Neither the Company nor any of its Employees is subject to any outstanding Order barring, suspending or otherwise materially limiting the right of the Company to engage in any activity conducted as part of the Business as currently conducted, pending or, to the Company’s Knowledge, threatened, against the Company. The Company has made available to Buyer correct and complete copies of any material exams or audits of the Company or the Business by any Governmental Entity or Investor in the past five (5) years, to the extent such availability to Buyer is legally permitted.

(r) Compliance with Laws. The Company is, and for the last three (3) years has been, in material compliance with all Applicable Laws. Neither the Company nor, to the Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Company has for the last five (5) years, directly or indirectly, (A) used any funds of the Company for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, (C) established or maintained any unlawful fund of monies or other assets of the Company, (D) made any fraudulent entry on the books or records of the Company, or (E) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company. For the past two (2) years, no fraud has occurred in connection with operation of the Business or as it relates to the Equity Interests. In the past two (2) years, none of the Company nor, to the Company’s Knowledge, any employee of the Company, is or has been subject to any cease-and-desist, suspension, debarment, censure or other disciplinary or similar order (except for any consent agreement or similar agreements in connection with licensing related to a mortgage loan originator’s credit) or enforcement action or fine or penalty issued by, or is or has been a party to any written agreement, consent agreement or memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or in the past two (2) years, has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has outstanding any board resolutions (or equivalent actions) adopted at the written direction of any Governmental Entity (each, a “Regulatory Agreement”). Section 3.2(r) of the Disclosure Schedule sets forth a true and complete list of all Regulatory Agreements. During the past five (5) years, no member of the Company has been advised in writing by any Governmental Entity that is considering issuing or requiring entry into any such Regulatory Agreement. The Company is in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and no member of the Company has received any written notice from any Governmental Entity indicating that the Company is not in compliance in all material respects with any such Regulatory Agreement. To the extent applicable, the Company (x) is approved as a seller by Freddie Mac, and a lender by the FHA, VA, and HUD, and (y) has not received any written or, to the Company’s Knowledge, any oral or other notice of any cancellation or suspension of, or material limitation on, its status as an approved issuer, seller or lender, as applicable, from any of the foregoing Agencies. To the extent required under Applicable Law, each employee or agent of the Company, to the extent required, is licensed as a mortgage loan originator within the meaning of the S.A.F.E. Mortgage Licensing Act of 2008, as amended from time to time, and any applicable state licensing laws.

(s) Insurance. Section 3.2(s) of the Disclosure Schedule sets forth a list of insurance policies, binders, bonds and surety arrangements maintained by the Company or its Affiliates with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof (such policies, binders, bonds and surety arrangements required to be listed, collectively, the “Company Insurance Agreements”). The Company has made available to the Buyer true and accurate copies of the Company Insurance Agreement. Each Company Insurance Agreement is in full force and effect (or has been renewed in the Ordinary Course of Business) and the Company has not received written notice of a material default with respect to their obligations under, or notice of cancellation or nonrenewal of, any of such policies. Except as set forth in Section 3.2(s) of the Disclosure Schedule, there is no claim by the Company or any other Person pending under Company Insurance Agreement as to which coverage has been questioned, denied or disputed. All premiums payable under all Company Insurance Agreements have been paid. To the Company’s Knowledge, there are no threatened terminations of, or material premium increases with respect to, any Company Insurance Agreements. Section 3.2(s) of the Disclosure Schedule sets forth a list of all claims made under the Company Insurance Agreements for the past five (5) years in respect of the Company. The Company is the primary named insured under each Company Insurance Agreement, and none of the Sellers or any of their respective Affiliates (other than the Company) are insured under any Company Insurance Agreement. Except as set forth on Section 3.2(s) of the Disclosure Schedule, the Company does not maintain or participate in any self-insurance program.

(t) Mortgage Loans. Set forth on Section 3.2(t) of the Disclosure Schedule is a list of each outstanding Mortgage Loan owned by the Company as of the date hereof and with respect to each such Mortgage Loan (A) the loan number of the Mortgage Loan, (B) the principal of the Mortgage Loan, (C) the next due date from the last installment paid date for the Mortgage Loan, (D) the monthly principal and interest payment for the Mortgage Loan, (E) the interest rate of the Mortgage Loan, (F) the state in which the Mortgage Loan Collateral for the Mortgage Loan is located, (G) whether such Mortgage Loan is delinquent (defined as more than sixty (60) days past due), and (H) whether such Mortgage Loan is in bankruptcy, in foreclosure or in litigation. Except as otherwise set forth on Section 3.2(t) of the Disclosure Schedule, each Mortgage Loan set forth on Section 3.2(t) of the Disclosure Schedule is a Marketable Loan and the Company has good title to, and is the sole legal and beneficial owner of, each such Mortgage Loan free and clear of any lien, claim, pledge or other encumbrance of any nature except for the security interests therein of the banks which have provided financing with respect to the origination thereof. All Mortgage Loans were fully disbursed and made or consummated in accordance with Applicable Law covering the origination or consummation of such Mortgage Loans. All monies received with respect to each Mortgage Loan have been properly accounted for and applied in the course of settlement or servicing. To the Company’s Knowledge, the Company has complied with all material contractual obligations which relate to any of the Mortgage Loans. At the time of origination of any applicable Mortgage Loan, to the Company’s Knowledge, each originator of such Mortgage Loan that is or was an Employee was qualified to do business, in good standing, and had all requisite licenses, Permits and approvals (to the extent such originator is required to hold such licenses, Permits and approvals) in the states in which the related Mortgage Loan Collateral is located.

(u) Loan Documents. The Loan Documents were in compliance in all material respects with all Mortgage Loan Requirements upon origination and the Loan Document files and records of the Company are complete in all respects including, without limitation, with regard to origination and servicing activity in the Ordinary Course of Business in compliance with Applicable Laws, except for routine trailing documents from originations that the Company is obtaining in Ordinary Course of Business in compliance with Applicable Laws, and servicing-related items over which the Company does not have control. All tax identifications (if applicable) in the Loan Documents, to the Company’s Knowledge, are correct and all property descriptions contained in any Loan Documents are legally sufficient or are covered by policies of title insurance providing coverage for property descriptions.

(v) Mortgage Loan Requirements; Filing of Reports. The Company has complied in all material respects with all applicable Mortgage Loan Requirements with respect to the servicing, origination and underwriting of Mortgage Loans.

(w) Title Insurance. Each Mortgage related to a Mortgage Loan is covered by a mortgage title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the Mortgage Loan Collateral is located (and both the policy and the title insurer were acceptable to the applicable buyer at the time of origination), or are covered by an abstract of title and certification of attorney’s mortgage lien opinion insuring the first or second priority lien, as applicable, of the Mortgage in the original principal amount of the related Mortgage Note.

(x) Mortgage Loan Insurance. Except as set forth on Section 3.2(x) of the Disclosure Schedule, any Mortgage Loan purported to be insured by the FHA or guaranteed by the VA complies or will comply with all FHA requirements for FHA insurance or all VA requirements for VA guaranties, as the case may be, and such Mortgage Loans are either in fact insured by the FHA or guaranteed by the VA or are expected to be insured or guaranteed, as applicable, within sixty (60) days of the funding of such Mortgage Loans, and as to Mortgage Loans originated by and are serviced by the Company, said insurance or guaranty payments or fees with respect to such Mortgage Loans have been or will be paid in full (or are being paid monthly in accordance with the terms of such Mortgage Loans and applicable Mortgage Loan Requirements and are current). Except as set forth on Section 3.2(x) of the Disclosure Schedule, all such Mortgage Loans purported to be insured or guaranteed by PMI comply or will comply with all provisions of the contract with the provider of the PMI and such Mortgage Loans are either in fact insured or guaranteed by such PMI or are expected to be insured or guaranteed, within sixty (60) days of the funding of such Mortgage Loans, in amounts complying with applicable Mortgage Loan Requirements. For Mortgage Loans originated by the Company, the provider of the PMI was or will be acceptable under applicable Mortgage Loan Requirements at all relevant times. Except as set forth on Section 3.2(x) of the Disclosure Schedule, neither the FHA, the VA nor any provider of the PMI has issued to the Company any notice disclaiming Liability on the insurance or guaranty of any Mortgage Loan purported to be insured by the FHA, or the provider of the PMI or guaranteed by the VA and to the Company’s Knowledge there exists no facts that would provide a basis for rescission of any such insurance or guaranty. The Company has not canceled PMI policies with respect to any of the Mortgage Loans that were insured by providers of PMI at or subsequent to the time of the origination of the Mortgage Loans without the prior approval of the applicable Agency or the Buyer, unless such cancellation was permitted or required by applicable Mortgage Loan Requirements.

(y) Security Interests; Mortgage Loan Collateral. Except as set forth on Section 3.2(y) of the Disclosure Schedule, neither the Mortgage Loan Collateral nor any party to any related outstanding material security agreement has been released by the Company, with the exception of releases required by divorce decrees, releases required by assumptions and other releases effected in accordance with the Buyer requirements. Section 3.2(y) of the Disclosure Schedule identifies each REO by indicating its address, date of foreclosure or acquisition in lieu of foreclosure and book value. To the Company’s Knowledge, there exists no uninsured physical damage to the Mortgage Loan Collateral from fire, wind, storm, earthquake or any other casualty, circumstance or condition, which physical damage would cause any Mortgage Loan to become delinquent or adversely affect the marketability of any Mortgage Loan or the Mortgage Loan Collateral.

(z) No Recourse; No Repurchase.

(i) Except as set forth on Section 3.2(z)(i) of the Disclosure Schedule, the Company is not a party to (A) any agreement, arrangement or obligation with or to any Person, including an the Buyer or Insurer, to repurchase from any such Person any Mortgage Loan, or (B) any agreement, arrangement or understanding to reimburse, indemnify or hold any such Person harmless or otherwise assume any Liability accrued, absolute, contingent, or otherwise, whether due or to become due, that arise out of or relate to the Business or any Liability with respect to any loss, cost or expense suffered or incurred as a result of the foreclosure or sale of any such Mortgage Loan or mortgaged property.

(ii) Except as set forth on Section 3.2(z)(ii) of the Disclosure Schedule, no demand remains outstanding that has been made to the Company to provide an indemnity payment in respect of a Mortgage Loan or to repurchase a Mortgage Loan out of the Buyer’s portfolio that could result in a loss to the Company.

(aa) Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Transaction based on any arrangement or agreement made by or on behalf of the Sellers or the Company other than fees (if any) that will (i) be paid as contemplated by this Agreement or (ii) otherwise be paid by the Sellers and their Affiliates and for which the Buyer and (after the Closing) the Company will have no responsibility to pay.

(bb) Licenses and Permits. The Company has obtained all of the material Permits necessary to permit it to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted. The Company has not received notice of non-compliance with Applicable Laws from any Governmental Entity, other than matters raised in connection with regular examinations and/or which have been resolved and/or which are not reasonably expected to be material to the Company and (A) to the Company’s Knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default in any material respect under any such Permits or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially and adversely affect the rights of the Company under any such Permit and (B) each such Permit is in full force and effect.

(cc) Affiliate Arrangements. Except as set forth on Section 3.2(cc) of the Disclosure Schedule, none of the Sellers or their Affiliates (other than the Company), nor any corporate officer, manager, partner or director of the Company or its Affiliates:

(A) has any claim against or owes any amount to, or is owed any amount by, the Company (other than wages or similar compensation due for services in the ordinary course which amounts are not past due);

(B) has any interest in or owns any assets, properties or rights used in the conduct of the Business;

(C) is a party to any Contract to which the Company is a party or which otherwise benefits the Business; or

(D) receives from or furnishes to the Company any goods or services, or is involved in any business relationship with the Company (other than ownership of equity interests or employment relationships disclosed in the Disclosure Schedule).

3.3 Representations and Warranties Relating to the Buyer. The Buyer represents and warrants to the Sellers and the Company as of the date hereof and as of the Closing Date as follows:

(a) Organization of the Buyer. The Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware.

(b) Authorization of Transaction. The Buyer has full power corporate or similar governance power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will become a party and to perform its obligations hereunder and thereunder and no other corporate action on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements or the consummation of Transaction. Assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against it in accordance with the terms of this Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Assuming the due authorization, execution and delivery by the other parties thereto, upon the execution and delivery by the Buyer of each Ancillary Agreement to which it is a party, such Ancillary Agreement will constitute the valid and legally binding obligation of the Buyer, enforceable against it in accordance with the terms of such Ancillary Agreement, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Buyer is a party have been duly authorized by the Buyer.

(c) Non-contravention; Buyer Approvals; No Impediments.

(i) The consummation of the Transaction by the Buyer does not and will not violate or conflict with (A) any provision of the Organizational Documents of the Buyer, (B) any material Contract by which the Buyer is bound or is a party, or (C) any Applicable Laws to which the Buyer or its property is subject; other than, with respect to clauses (B) and (C), such violations and conflicts that would not, individually or in the aggregate result in or reasonable expected to result in a Buyer Material Adverse Effect.

(ii) The execution and delivery of this Agreement and the consummation of the Transaction by the Buyer are not subject to any Approval or Filing with respect to the Buyer other than (A) the Seller Approvals and Filings and the Company Approvals and Filings, and as otherwise may be required solely by reason of the Sellers’ (as opposed to any other third party’s) participation in the Transaction; and (B) such other Approvals and Filings, the failure of which to obtain or make has not had and would not reasonably be expected to have an adverse effect in any material respect on the ability of the Buyer to perform its material obligations under this Agreement (a “Buyer Material Adverse Effect”).

(d) Brokers’ Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which any of the Sellers could become liable or obligated.

(e) Investment. The Buyer is not acquiring the Equity Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f) [Reserved].

(g) Financial Capacity. The Buyer will have, on the Closing Date, sufficient cash, available funds available to pay when due the Purchase Price and all other amounts required to be paid by it under this Agreement and the Ancillary Agreements and to pay all associated costs and expenses required to be paid by the Buyer and its Affiliates.

(h) No Proceedings or Orders. As of the date hereof, there are no Proceedings or Orders pending or, to the Buyer’s knowledge, threatened against the Buyer, or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction or that would have a Buyer Material Adverse Effect.

(i) Sophisticated Investor. The Buyer (i) is a sophisticated investor and has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of this Agreement, the Ancillary Agreements, and the Transaction or the transactions contemplated thereby and (ii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the purchase of the Equity Interests and the Transaction and the transactions contemplated by any Ancillary Agreement.

Article IV
Covenants; Release

4.1 Pre-Closing Covenants of the Sellers. Except as otherwise approved by the Buyer in writing (not to be unreasonably withheld, conditioned or delayed), from the Effective Date until the earlier of the Closing and the termination of this Agreement, the Company shall, and the Sellers hereby covenant and agree that the Sellers will cause the Company to:

(a) carry on the Business in the Ordinary Course of Business, maintain the Company’s existence in good standing, preserve and maintain its material Permits, and use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with those Investors with which the Company has significant business relations;

(b) not: (i) issue, sell, lease, transfer or otherwise dispose of or permit all or any material portion of the assets of the Company (whether tangible or intangible) to be sold, transferred, assigned, pledged or encumbered except for loans and Company MSR sales completed in the Ordinary Course of Business and in compliance with Applicable Laws; (ii) extend, materially amend, cancel or terminate any Material Contract, or enter into any Contract which would be a Material Contract if such Contract were in effect as of the Effective Date, in each case, except for modifications or extensions of existing a Material Contract as set forth under Section 3.2(p)(i) of the Disclosure Schedule or either contemplated by their terms or otherwise undertaken in the Ordinary Course of Business (provided that, notwithstanding the foregoing, the Company shall not extend any Servicing Agreement or Subservicing Agreement without the prior written consent of the Buyer); or (iii) amend its Organizational Documents;

(c) not merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or proprietorship, firm, association, corporation or other business organization or division thereof;

(d) not create, incur, assume or guarantee or otherwise become responsible for any Debt, excluding amounts related to any draws or advances under any existing Warehouse Credit Facility or the Company MSR facility made in the Ordinary Course of Business;

(e) not (i) change or otherwise issue any equity interests, or rights, warrants or options to purchase its equity interests, as the case may be; (ii) split, combine or reclassify any of its equity interests, as the case may be, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, as the case may be; or (iii) purchase, redeem or otherwise acquire any shares of its equity interests, as the case may be, or any other securities thereof or any rights, warrants or options to acquire any such equity interests;

(f) not (i) increase in the salary, benefits or other compensation payable to any current or former Employee or other service provider of the Company (other than salary or wage increases of for any such Employee or service provider who is not an executive or senior officer of the Company made in the Ordinary Course of Business), (ii) grant, or commit to pay, any bonus or any other incentive compensation grant (including equity or phantom equity awards) to any current or former Employee or other service provider, or other additional salary, benefits or compensation to any Employee or other service provider, except for in the Ordinary Course of Business with respect to any Employee that is not an executive or senior officer of the Company; (iii) enter into, grant, adopt, amend or terminate any Employee Benefit Plan (including any employment agreement or offer letter) in any manner, except as otherwise required by Applicable Law (other than entry into any offer letter or Contract with a non-officer or non-key employee providing for “at will” employment in the Ordinary Course of Business which does not contain any severance rights), (iv) make any loans to any Employee or other service provider (other than loans made to Employees in the Ordinary Course of Business not to exceed $50,000 in the aggregate), (v) make any material changes to the loan officer compensation structure or program or (vi) hire, promote, demote or terminate of any Employees or service providers, other than hiring, promoting, demoting or terminating Employees or service providers in the Ordinary Course of Business who are not executives or senior officers of the Company;

(g) not (i) enter into any Contract with, directly or indirectly, any of the Sellers or their respective Affiliates to make any payment or distribution to any such Seller or Affiliate or (ii) declare or pay any cash dividend or distribution on its equity interests;

(h) not (i) liquidate or (ii) dissolve the Company or file for bankruptcy protection;

(i) not modify, amend, extend, negotiate, terminate or enter into any labor agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Employee;

(j) not implement or announce any Employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the WARN Act;

(k) not waive or release any non-competition, non-solicitation, non-disclosure or other restrictive covenant obligation of any current or former Employee or independent contractor;

(l) not (i) make, change or revoke any income or other material Tax election with respect to the Company; (ii) change any Tax accounting period of the Company; (iii) adopt or change any Tax accounting method, principle, practice or policy of the Company; (iv) file any amended income or other material Tax Return of the Company; (v) enter into any closing agreement or any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement; (vi) surrender any right to claim a refund of income or other material Taxes; (vii) consent or request any waiver or extension of time to assess or collect any Taxes of the Company; (viii) fail to pay any income or other material Taxes of the Company; (ix) enter into or request any ruling or similar guidance from any Governmental Entity in respect of Taxes of the Company; (x) settle, compromise, concede or abandon any Tax Proceeding or assessment relating to the Company; or (xi) take any other action a purpose of which is materially increasing a Tax Liability or materially reducing any Tax asset of the Buyer (or any of its Affiliates) in a Post-Closing Tax Period;

(m) not settle, or offer, agree or propose to settle, or consent to judgment in, any Proceeding involving the Company, other than such settlement or consent to judgment which does not involve any admission of fault, any equitable remedies, and/or payment in excess of $200,000;

(n) not amend practices or policies with respect to Mortgage Loans or mortgage servicing rights in any material respect, except to the extent the Sellers believe reasonably necessary to comply with Applicable Law;

(o) not commit or authorize any commitment to make any capital expenditures of $200,000 or greater in the aggregate;

(p) not materially amend, voluntarily terminate or cancel any Material Contract, in each case, other than any amendments, terminations or cancellations made in accordance with the terms of such Material Contract and in the Ordinary Course of Business that would not otherwise be material to the Company;

(q) not make any material changes to the Company’s underwriting criteria;

(r) not transfer all or any portion of the Servicing Book; or

(s) not agree or commit to do any of the actions prohibited by the preceding clauses (a) through (r).

4.2 Cooperation; Required Approvals and Filings.

(a) From and after the Effective Date, each of the Company, the Sellers and the Buyer shall, and the Sellers shall cause the Company to, use its reasonable best efforts to take such actions and do such things reasonably necessary, proper or advisable to cause the conditions to the other Party’s obligations consummate the Closing to be satisfied and otherwise to consummate the Transaction, including using such efforts to seek to obtain or make, as applicable:

(i) all Seller Approvals and Filings;

(ii) all Company Approvals and Filings; and

(iii) all Required Approvals.

Without limiting the generality of the foregoing, as soon as practicable following the Effective Date, the Sellers shall use make or cause to be made all filings and submissions of the Company required to obtain each of the Required Approvals. Each of the Sellers and the Buyer shall, and the Sellers shall cause the Company to, reasonably cooperate with the other party in connection with all actions to be taken in connection with the foregoing Approvals and Filings.

(b) The Company, each Seller and the Buyer shall keep each other Party reasonably apprised of the status of matters relating to the consummation of the Transaction and work cooperatively in connection with obtaining or making, as applicable, all Approvals and Filings referred to in this Section 4.2, including: (i) cooperating with each other in connection with all Filings required under Applicable Laws in connection with the Transaction; (ii) furnishing to the other party all information within its possession that is required for any notification or other Approval or Filing to be made by the other party pursuant to Applicable Laws in connection with the Transaction; (iii) promptly notifying the other party of any communications from or with any Governmental Entity or Agency with respect to the Transaction; (iv) using reasonable best efforts to respond as soon as reasonably practicable (but in all events within five (5) Business Days) to any request by a Governmental Entity or Agency for information with respect to the Transaction (including, without limitation, all information requested related to the direct and indirect owners, managers, officers, shareholders, directors or other representatives of the Buyer as requested by any Governmental Authorization); (v) not agreeing to participate in any meeting with any Governmental Entity or Agency in connection with proceedings under or relating to Applicable Laws in connection with the Transaction, unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity or Agency, gives the other party the opportunity to attend and participate thereat; and (vi) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Applicable Laws in connection with the Transaction.

(c) Without limiting the generality of the foregoing, each of the Sellers, the Company and the Buyer (i) shall consider in good faith the views of the other Parties, in connection with, and provide to such other Parties in advance, any all filings, submissions, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Approvals and Filings referred to in this Section 4.2, (ii) give the other Parties reasonable advance notice of all meetings with any Governmental Entity relating to the foregoing, (iii) give the other Parties an opportunity to participate in each of such meetings, (iv) to the extent practicable, give the other Parties reasonable advance notice of all substantive oral communications with any governmental authority relating to the foregoing, (v) if any Governmental Entity initiates a substantive oral communication regarding any of the foregoing, promptly notify the other Parties of the substance of such communication, and (vi) provide the Parties with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding the foregoing.

4.3 Pre-Closing Access. Prior to the Closing or earlier termination of this Agreement, the Company shall and the Sellers shall cause the Company to give the Buyer and its Representatives reasonable access to the Company’s personnel, books and records for the purpose of facilitating the Transaction and to furnish to the Buyer and its Representatives such other information concerning the Company which is reasonably requested, and all such information provided to or received by the Buyer and its Representatives shall be subject to the confidentiality provisions under Section 4.5(b); provided, however, that any such access shall be granted during normal business hours at mutually agreed-to times, with advance notice to the Sellers and the Company; provided further that the Buyer, on behalf of itself and its Representatives, agrees that any such access shall be conducted in such a manner as not to interfere with the normal business operations of the Company; provided further that the Buyer agrees that any contact by the Buyer with employees, customers and suppliers of the Company regarding the Transaction shall be arranged and supervised by Hugh Miller, Marc Miller, Lee Miller, Richard Blass or other Representative agreed to in writing by the Company and, without obtaining the prior written consent of the Sellers and the Company, the Buyer shall not, and shall instruct its Representatives not to, contact or engage in any discussions or otherwise communicate with, any employees, customers or suppliers of the Company regarding the Transaction.

4.4 Employee Matters.

(a) The Buyer shall provide each Employee as of the Closing Date (“Continuing Employees”) for a period of eighteen (18) months with: (i) salary and bonus opportunities that are substantially similar, in all material respects, to the salary and target bonus opportunities provided by the Company to each respective Employee as of immediately prior to the Closing Date; and (ii) benefits (excluding salary and target bonus opportunities, equity or other long-term incentive based benefits, retiree welfare plan or defined benefit plans) that are, in the aggregate, substantially comparable to such welfare benefits provided to such Employee immediately prior to the Closing Date, or to similarly situated employees of the Buyer, in the Buyer’s good faith discretion. Notwithstanding the foregoing, if Buyer determines following the Closing determines in good faith that a reduction in compensation and/or benefits is necessary in connection with the Company’s (or the Buyer’s and its Affiliate(s)’) business performance, including cost-cutting measures and organizational restructuring, or other contractual obligation, such reduction shall be permitted, provided that (i) such reduction for the Company and other similarly situated Affiliates of Buyer (with consideration to market factors affecting loan originators and lending companies in general) shall be generally proportionate in the aggregate and (ii) Buyer shall consult the chief executive officer of the Company in good faith on how to allocate any such proposed reductions within the Company. The Buyer shall credit all service accrued by each Employee with the Company prior to the Closing Date for purposes of eligibility and vesting under all the Buyer employee benefit plans to the extent such crediting of service was recognized under a corresponding Company Plan that is being replaced by the Buyer employee benefit plan; provided that, no prior service credit will be recognized for any purpose under a defined benefit plan or to the extent it would result in a duplication of benefits. Notwithstanding the foregoing and except as disclosed in Section 3.2(m)(i) of the Disclosure Schedule, the Parties acknowledge and agree that all such Employees shall be employees “at will.” For the avoidance of doubt, no Employee or other third party shall be deemed to be a third party beneficiary of this Agreement, including with regard to this Section 4.4(a).

(b) The Company shall, or shall cause its Affiliates to, at least one (1) day prior to the Closing Date, adopt written resolutions (and take any other necessary or appropriate action) to terminate the Reliance First Capital, LLC Employees Savings Trust (the “Company 401(k) Plan”) and to fully vest all participants under such Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date; provided, however, that the termination of the Company 401(k) Plan may be made contingent upon the Closing. The Company shall provide Buyer with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution. Following the Closing Date, the Buyer shall, or shall cause its Affiliates to, provide Continuing Employees with access to enroll in a defined contribution retirement plan with a cash or deferred arrangement (the “Buyer 401(k) Plan”) and use reasonable efforts to permit each Continuing Employee to elect an eligible rollover distribution (as described in Section 401(a)(31) of the Code), including the in-kind rollover of notes evidencing any participant loans, of each Continuing Employee’s vested account balance under the Company 401(k) Plan to the Buyer 401(k) Plan. With respect to any Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Closing Date, the parties agree to cooperate and use commercially reasonable efforts so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loan, provided that such Continuing Employee continues making loan repayments on a timely basis.

(c) Nothing contained in this Agreement shall: (i) confer upon any individual any right with respect to continued employment by any of the Parties or their respective Affiliates; (ii) be treated as an amendment of any Employee Benefit Plan of any of the Parties or their respective Affiliates; or (iii) obligate any of the Parties or any of their respective Affiliates to maintain any particular Employee Benefit Plan or retain the employment of any particular employee. The provisions of this Section 4.4 are for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

4.5 Certain Post-Closing Covenants.

(a) Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any Ancillary Agreement, each of the Parties will take such further action (including the execution and delivery of any further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

(b) Confidentiality. For a period of five (5) years following the Closing, the Sellers shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that the Sellers can show that such information: (a) is generally available to and known by the public through no fault of the Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If the Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any such information required by Applicable Law, regulation promulgated by the Securities and Exchange Commission or other Governmental Entity, court order, or the rules of any national stock exchange, the Sellers shall promptly notify the Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed on the written advice of counsel after using reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c) Non-Solicitation and No-Hire. For a period of two (2) years following the Closing, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) hire or solicit, or attempt to hire or solicit, any current or former employee, consultant or service provider of the Company or encourage or attempt to encourage any employee, consultant or service provider to leave the Company; or (ii) otherwise knowingly interfere with the relationship between any employee, consultant or service provider and the Company, provided, however, a general solicitation which is not directed specifically to any such employees, consultants or service providers shall not be deemed a violation of this covenant.

(d) Borrower Solicitation. Following the Closing, the Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) solicit, induce, or encourage, or attempt to solicit, induce or encourage any of the Company’s Borrowers for the purpose of providing competing products or services; (ii) use or disclose any information from the Company’s Servicing Book to identify, contact, or otherwise target the Company’s Borrowers; (iii) induce or attempt to induce any of the Company’s Borrowers to discontinue, diminish, or alter their business relationship with the Company; or (iv) otherwise knowingly interfere with the relationship between the Company and any of the Company’s Borrowers.

4.6 Access to Books and Records and Employees after Closing.

(a) For a period of six (6) years after the Closing Date, each Seller shall have reasonable access to all of the books and records of the Company with respect to the time period preceding the Closing Date, to the extent that such access may reasonably be required to enable the Sellers to comply with their legal, regulatory, stock exchange and financial reporting requirements or as reasonably necessary in connection with insurance or litigation matters (other than in connection with any Proceeding between or among the Parties or their respective Affiliates). Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours, and in a manner that is consistent with Applicable Laws and that does not unreasonably interfere with the ordinary course operation of the Buyer and its Affiliates.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Buyer or its Affiliates shall be required to disclose any information or provide any such access pursuant to this Section 4.6 if such disclosure or access would reasonably be expected to (A) breach, or take any action that could violate or breach, any fiduciary duty, duty of confidentiality owed to any Person (whether such duty arises contractually, statutorily or otherwise), Applicable Law or Contract with any other Person, (B) waive or jeopardize any established legal privileges, including the attorney-client privilege or (C) disclose any trade secrets or other sensitive information; and (ii) the Buyer and its Affiliates may destroy such records and information in accordance with their prevailing records retention procedures to the extent such books and records are no longer required by Applicable Law to be maintained, so long as the Buyer has previously provided copies of such records and information pursuant to this Section 4.6.

4.7 Directors’ and Officers’ Indemnification and Exculpation.

(a) The Buyer agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers (or persons holding similar positions) of the Company who have the right to indemnification or exculpation by the Company (collectively, the “Covered Persons”) as provided in its Organizational Documents and indemnity or indemnification agreements that have been made available to the Buyer prior to the Effective Date shall survive the Transaction and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. Without limiting the foregoing, for a period of not less than six (6) years from the Closing, the Buyer shall not, and shall not permit the Company to, amend, modify or terminate any such Organizational Document or Contracts in a manner that is adverse to the rights afforded the Covered Persons under the preceding sentence.

(b) The Sellers shall obtain a customary tail policy that will cover the Covered Persons with respect to acts or omissions occurring prior to Closing that were committed by such Covered Persons in their capacity as such (the “D&O Tail Policy”) and shall cause the D&O Tail Policy to be effective for at least six (6) years following the Closing Date (provided that the Buyer may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the D&O Tail Policy; provided, further, that without the approval of Buyer (not to be unreasonably withheld, conditioned or delayed), the aggregate premium amount shall not exceed $150,000).

(c) The provisions of this Section 4.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification in this Section 4.7, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 4.7, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

4.8 Release. Effective upon the Closing, each Seller, on behalf of itself and its Affiliates and their respective successors and assigns (each, a “Releasing Person”) hereby irrevocably waives, releases and discharges the Buyer and its Affiliates (including the Company) and each of their respective equityholders, managers, directors, officers, employees, agents and representatives (each, a “Released Person”) from any and all claims, demands and causes of action of, or Liabilities to, any Releasing Person of any kind or nature whatsoever arising prior to the Closing, whether in its capacity as an equityholder or manager of, or counterparty to, the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise, at law or equity, and no Releasing Person shall seek to recover any amounts in connection therewith or thereunder from any Released Person; provided, however, that nothing in this Section 4.8 shall operate to release any rights under this Agreement or the Ancillary Agreements. Each Seller represents that it is not aware of any such claim against any Released Person, other than claims released hereby and rights under this Agreement or the Ancillary Agreements. Each Seller that it shall not, and shall not permit any of its Affiliates to, (a) institute a lawsuit or other Proceeding based upon, arising out of, or relating to any of the released claims, demands, causes of action or Liabilities, (b) participate, assist, or cooperate in any such Proceeding, or (c) encourage, assist and/or solicit any third party to institute any such Proceeding.

4.9 Notice of Breach. From the Effective Date until the Closing Date, the Buyer, on the one hand, and the Company and the Sellers on the other hand, shall promptly provide notice to the other of: (a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any of the representations or warranties made by such party that are contained in this Agreement not to be true and correct, in each case, to the extent it would reasonably be expected to cause not to be satisfied any of the conditions to the other Parties’ obligations to close the transactions contemplated herein; and (b) any failure of such party to comply with or satisfy any of its covenants, conditions or agreements to be complied with or satisfied by it under this Agreement, in each case, to the extent it would reasonably be expected to cause not to be satisfied any of the conditions to the other Parties’ obligations to close the transactions contemplated herein.

4.10 Notice of Mortgage/MSR Claims. Prior to the Closing, if the Sellers or the Company receives any repurchase or indemnification demand or request from, or notice of any other exercise of remedy by, third parties (including Agencies and other Governmental Entities) with respect to any Mortgage Loans or mortgage servicing rights (each, a “Mortgage/MSR Claim”), the Sellers shall, and shall cause the Company to (i) provide notice to the Buyer as soon as practicable and keep the Buyer informed, and consult with Buyer, to the extent possible, with respect to all actions taken or to be taken in connection such the Mortgage/MSR Claims (including promptly providing all communication from and to the applicable third parties) and (ii) consider in good faith any comments or other requests of the Buyer with respect to the management such

Mortgage/MSR claims. Prior to the Closing, the Company shall submit all applicable claims over $20,000 to the Company’s insurance providers in respect of any Mortgage/MSR Claims as soon as reasonably practicable after becoming aware thereof.

4.11 Related Party Contracts. The Sellers and the Company shall terminate, or cause to be terminated, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by the Sellers and their respective Affiliates (other than the Company), on the one hand, and the Company on the other hand, without any party thereto (as applicable) having any continuing obligations or other Liability to the Company.

4.12 No Shop. Prior to the Closing, none of the Sellers or the Company shall or shall authorize or permit its officers, directors, employees or representatives to, directly or indirectly (i) solicit, encourage, accept, entertain, facilitate, permit or initiate the submission of any inquiry, offer, proposal or indication of interest by a third party (other than the Buyer) which relates to a transaction or series of transactions involving the Company or the purchase or acquisition of any Equity Interests or the acquisition, purchase or other disposition of any significant portion of the assets of the Company (an “Acquisition Proposal”), (ii) enter into any discussions or agreement requiring the Company to abandon or terminate the Transaction, (iii) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to, the Company to any third party (other than the Buyer or its Representatives), or (iv) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal. Each of the Sellers and the Company agrees to immediately notify the Buyer if any such Party receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to the Buyer in reasonable detail the terms of any such indication, request or offer, and will provide the Buyer with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this Agreement, the Sellers and the Company shall terminate any and all existing discussions or negotiations with any person or group of persons other than the Buyer regarding an Acquisition Proposal.

4.13 Minimum Cash Amount. The Sellers shall cause the Company to have immediately prior to the Closing an amount of cash (excluding Restricted Cash) at least equal to the sum of (a) cash amount equal to the estimated Specified Tax Liability as of such time and (b) the minimum cash amount required to comply with all applicable covenants under any Contracts relating to Debt (including, covenants relating to net worth, minimum liquidity, minimum earnings and debt ratios) (the “Minimum Cash Amount”). To the extent the Sellers are required to contribute cash to the Company in order to satisfy the Minimum Cash Amount (other than to the extent of any cash dividend or distribution made by the Company following September 30, 2025), and the Sellers actually contribute such amount of cash as capital contribution to existing equity of the Company (without a corresponding liability incurred by the Company, such as note payable), then such amount of contributed cash is referred to as the “Cash Contribution At Closing Amount”.

Article V
Certain Tax Matters

5.1 Straddle Periods. For purposes of this Agreement, any Tax that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the date immediately after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.1. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts, capital, net worth or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date, and (b) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period (provided that (i) any income or gain resulting from the Tax Liquidation shall be allocated to the Post-Closing Straddle Period unless otherwise required by Applicable Law and (ii) any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending as of the end of the day on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period). The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner and shall include any income or gain resulting from the Tax Liquidation unless otherwise required by Applicable Law.

5.2 Seller Prepared Tax Returns. Tiptree shall (i) cause the Company to join in Tiptree’s consolidated federal income Tax Return for all periods through the Closing Date; and (ii) include the income of the Company (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Tiptree’s consolidated federal income Tax Returns for all periods through the Closing Date. The Sellers shall prepare and timely file, or cause to be prepared and timely filed, at the Sellers’ expense and on a basis consistent with past practice (unless otherwise required by Applicable Law), (x) any combined, consolidated, unitary or similar Tax Returns that includes one or more of the Sellers or any of their Affiliates (other than the Company), on the one hand, and the Company, on the other hand, for Tax years or periods of the Company beginning on or before the Closing Date (collectively referred to herein as the “Seller-Prepared Group Tax Returns”); and (y) any state and local income Tax Returns first required by Applicable Law to be filed after the Closing Date relating to the Company for Tax years or periods ending on or before the Closing Date in jurisdictions requiring separate reporting from Tiptree (collectively referred to herein as the “Seller-Prepared Separate Company Tax Returns,” and together with the Seller-Prepared Group Tax Returns, the “Seller-Prepared Tax Returns”). The Sellers will provide a draft copy of each Seller-Prepared Tax Return (but with respect to any Seller-Prepared Group Tax Return, only that portion of the Tax Return that relates to the Company and prepared on a pro forma basis to reflect only the assets, Liabilities and operations of the Company) to the Buyer for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least fifteen (15) days prior to the due date thereof. The Buyer and the Sellers and their respective Affiliates shall negotiate in good faith to resolve any disputed items with respect to any Seller-Prepared Tax Returns, and any disputed items that cannot be resolved within seven (7) days of a Seller’s receipt of the Buyer’s comments shall be submitted to the Independent Accounting Firm for resolution in accordance with the principles set forth in Section 2.4(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law)). The Buyer shall subsequently timely file, or cause to be timely filed, such Seller-Prepared Separate Company Tax Returns as finally determined pursuant to this Section 5.2. Within five (5) days prior to the filing of any such Seller-Prepared Separate Company Tax Returns, the Buyer shall pay to the Sellers the amount, if any, by which the Taxes shown as due thereon is less than the corresponding Taxes taken into account in Unpaid Taxes and the Sellers shall pay to the Buyer the amount, if any, by which the Taxes shown as due thereon is more than the corresponding Taxes taken into account in Unpaid Taxes.

5.3 Other Tax Returns. The Buyer shall timely prepare, or cause to be timely prepared (taking into account valid extensions), all Tax Returns for the Company relating to a Pre-Closing Tax Period or a Straddle Period (other than, in each case, any Tax Return that is a Seller-Prepared Tax Return), in each case first required to be filed after the Closing Date (all such Tax Returns referred to herein as the “Buyer-Prepared Tax Returns”). Unless otherwise required by Applicable Law, such Buyer-Prepared Tax Return shall be prepared on a basis consistent with past practice of the Company, and the Buyer will provide a draft copy of such Buyer-Prepared Tax Return to the Sellers for their review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least fifteen (15) days prior to the due date thereof. The Buyer will consider in good faith any written comments provided by the Sellers with respect to such Buyer-Prepared Tax Returns prior to the date such Buyer-Prepared Tax Returns are required to be filed. The Buyer and the Sellers and their respective Affiliates shall negotiate in good faith to resolve any disputed items with respect to such Buyer-Prepared Tax Returns, and any disputed items that cannot be resolved within ten (10) days of Buyer’s receipt of the Sellers’ comments shall be submitted to the Independent Accounting Firm for resolution in accordance with the principles set forth in Section 2.4(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law). The Buyer shall subsequently timely file, or cause to be timely filed, such Buyer-Prepared Tax Returns as finally determined pursuant to this Section 5.3. Within five (5) days prior to the filing of any such Buyer-Prepared Tax Returns, the Buyer shall pay to the Sellers the amount, if any, by which the Taxes shown as due thereon is less than the corresponding Taxes taken into account in Unpaid Taxes and the Seller shall pay to the Buyer the amount, if any, by which the Taxes shown as due thereon is more than the corresponding Taxes taken into account in Unpaid Taxes.

5.4 Transfer Taxes. Notwithstanding anything to the contrary (including Section 5.1), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) arising from the Transaction (“Transfer Taxes”) shall be borne equally by Buyer on the one hand and the Sellers on the other hand. The Party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file (at its own expense) such Tax Returns and promptly provide a copy of such Tax

Return to the other Parties for such Parties’ review, comment and approval at least three (3) Business Days prior to the due date thereof. Each Seller and the Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any reasonable claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

5.5 Cooperation. Buyer and Sellers shall cooperate, as and to the extent reasonably requested by the other Party, and shall retain and, upon the other Party’s request, furnish or cause to be furnished to the other Party, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for financial reporting, the preparation and filing of any Tax Return or financial statement, claim for any Tax refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, or for the prosecution or defense of any suit or other Proceeding relating to Tax matters, in each case, for any Pre-Closing Tax Period or Straddle Period.

5.6 Certain Tax Elections and Tax Returns.

(a) No later than seven (7) days after the second day immediately following the Closing Date, Buyer shall file IRS Form 8832 to change the classification of the Company, for U.S. federal and applicable state and local Tax income purposes, from “an association taxable as a corporation” to be “disregarded as a separate entity” effective as of the second day immediately following the Closing Date resulting in a deemed taxable liquidation of the Company, for U.S. federal and applicable state and local income Tax purposes, pursuant to Sections 331 and 336 of the Code, at the end of the day immediately following the Closing Date pursuant to Treasury Regulation Section 301.7701-3(g)(3) (the “Tax Liquidation”). Within three (3) days thereof, Buyer shall provide Sellers with a copy of IRS Form 8832 filed with the Internal Revenue Service and a copy of proof of mailing such form. If Buyer fails to provide Seller with a copy of IRS Form 8832 filed with the Internal Revenue Service and a copy of proof of mailing such form within seventy-five (75) days of filing as provided for herein, the Escrow Agent shall immediately release the Specified Tax Holdback Amount to the Sellers.

(b) The Buyer shall prepare, or cause to be prepared, all income Tax Returns for the Company that reflect income Taxes resulting from the Tax Liquidation (the “Tax Liquidation Tax Returns”). The Buyer will provide a draft copy of such Tax Liquidation Tax Returns to the Sellers and a statement setting forth its calculation of the Specified Tax Difference Amount based thereon, for their review, comment and approval (not to be unreasonably withheld, conditioned or delayed) no later than sixty (60) days prior to the date such Tax Liquidation Tax Returns are required to be filed. The Buyer will consider in good faith any written comments with respect to such Tax Liquidation Tax Returns and the associated calculation of the Specified Tax Difference Amount provided by the Sellers to Buyer within fifteen (15) days of Buyer’s delivery of such Tax Liquidation Tax Returns. The Buyer and the Sellers and their respective Affiliates shall negotiate in good faith to resolve any disputed items with respect to such Tax Liquidation Tax Returns and associated calculation of the Specified Tax Difference Amount, and any disputed items that cannot be resolved within ten (10) days of Buyer’s receipt of the Sellers’ comments shall be submitted to the Independent Accounting Firm for resolution in accordance with the principles set forth in Section 2.4(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law)). The Specified Tax Difference Amount as finally determined pursuant to Section 5.6(b) is referred to herein as the “Final Specified Tax Difference Amount”.

(c) If the estimated Specified Tax Difference Amount included in the calculation of the Estimated Cash Payment exceeds the Final Specified Tax Difference Amount (such excess, the “Negative Tax Adjustment Amount”), then the Buyer shall pay to the Sellers, an amount equal to the Negative Tax Adjustment Amount. If the Final Specified Tax Difference Amount exceeds the estimated Specified Tax Difference Amount included in the calculation of the Estimated Cash Payment (such excess, the “Positive Tax Adjustment Amount”), then the Sellers and the Buyer shall jointly instruct the Escrow Agent to release to the Buyer an amount equal to the Positive Tax Adjustment Amount; provided, however, in the event that the Specified Tax Holdback Amount is less than the Positive Tax Adjustment Amount (such difference, the “Specified Tax Deficiency”), then the Sellers shall pay an amount equal to the Specified Tax Deficiency to the Buyer. Subject to the preceding sentence, the Seller and the Buyer shall jointly instruct the Escrow Agent to release any remaining portion (or in the event of no adjustment, the full amount) of the Specified Tax Holdback Amount to the Sellers. All payments required by this Section 5.6(c) shall be made by wire transfer of immediately available funds into an account or accounts as designated by the receiving Party within five (5) Business Days after calculation of the Final Specified Tax Difference Amount becomes final and binding pursuant to Section 5.6(b).

5.7 Tax Year End and Transaction Tax Deductions. The Parties hereto shall, to the extent permitted under Applicable Law, elect to treat the Closing Date as the last day of any taxable period of the Company that includes the Closing Date; provided, no Party shall be required to amend any organizational documents, change any financial accounting period, or otherwise take any action other than solely for Tax purposes. The Parties hereto agree that any Transaction Tax Deductions shall be reported as deductions of the Company in a Pre-Closing Tax Period.

5.8 Tax Sharing Agreements. The Tax Sharing Agreement shall be terminated hereby with respect to the Company as of the Closing Date, and, after the Closing Date, neither the Sellers nor the Company shall be bound thereby or have any rights or Liability thereunder with respect to each other. All other Tax sharing, Tax allocation, Tax indemnity or similar agreements or arrangements with respect to or involving the Company shall be terminated with respect to the Company as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

5.9 Tax Refunds. The Sellers will be entitled to any refunds of Taxes (or any Tax credits received in lieu thereof) of the Company attributable to a Pre-Closing Tax Period (but in any event excluding (i) any Tax refunds (or any Tax credits received in lieu thereof) that are included in the calculation of the Purchase Price, (ii) any Tax refunds (or any Tax credits received in lieu thereof) that arise as a result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period, (iii) any amounts in respect of such Tax refund (or credit in lieu thereof) that are required to be paid to any third party pursuant to any contractual obligation of the Company that existed at or prior to the Closing; and (iv) any Tax refunds (or any Tax credits received in lieu thereof) that are the subject of a pending or threatened audit or examination or other Proceeding by a Governmental Entity until such audit or examination or other Proceeding has been fully concluded) that are specifically set forth on Schedule 5.9. Any such refunds of Taxes (or any Tax credits received in lieu thereof) of the Company for any Straddle Period will be equitably apportioned among the Buyer, on the one hand, and the Sellers, on the other hand, in accordance with Section 5.1. The Buyer will pay, or cause its Affiliates to pay, to the Sellers the amount of such refund or credit, less any Taxes incurred on receipt of any such refund (or credit in lieu thereof) and less any reasonable out-of-pocket costs and expenses incurred by the Buyer and its Affiliates in obtaining or delivering any such refund (or credit in lieu thereof), in readily available funds within fifteen (15) days of the actual receipt of the refund or credit. Except in connection with any Tax Proceeding (which shall be governed by Section 5.10), in the event any Tax refund (or credit in lieu thereof) is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 5.9, by a Governmental Entity, the Sellers shall promptly return such excess to Buyer along with any applicable interest and penalties.

5.10 Tax Proceedings.

(a) Buyer and its Affiliates shall, and shall cause the Company to, promptly give written notice to Sellers of the receipt of any written notice by Buyer, its Affiliates or the Company that involves the assertion of any claim for Taxes or the commencement of any Proceeding or audit relating to Taxes of the Company with respect to a Pre-Closing Tax Period or Straddle Period, for which Sellers are reasonably expected to have an indemnification obligation under Section 7.2(a) of this Agreement; provided, that no failure or delay of Buyer in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are materially and adversely prejudiced as a result of such failure or delay. With respect to any Proceeding related to any Tax, Sellers shall control the contest or resolution of any Proceeding or audit of the Company relating to Taxes with respect to any Pre-Closing Tax Period that ends on or prior to the Closing Date for which Sellers are reasonably expected to have an indemnification obligation under Section 7.2(a) of this Agreement; provided, however, that (i) Buyer shall have the right, at Buyer’s sole expense, to participate in any such Tax Proceeding or audit, and (ii) Sellers shall not enter into any settlement of any such Proceeding or audit or cease to defend such Proceeding or audit without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Buyer and the Sellers and their respective Affiliates shall negotiate in good faith to resolve any disputed items with respect to such Tax Proceeding or audit, and any dispute that cannot be resolved within fifteen (15) days shall be submitted to the Independent Accounting Firm for resolution in accordance with the principles set forth in Section 2.4(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code or any corresponding or similar provision of state, local or foreign law).

(b) Notwithstanding anything herein to the contrary, Buyer shall control the contest or resolution of any Proceeding or audit of the Company relating to Taxes with respect to any Straddle Period for which Sellers are reasonably expected to have a material indemnification obligation under Section 7.2(a) of this Agreement; provided, however, that (i) Sellers shall have the right, at Sellers’ sole expense, to participate in any such Tax Proceeding or audit, and (ii) Buyer shall not enter into any settlement of any such Proceeding or audit or cease to defend such Proceeding or audit without a Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Buyer and the Sellers and their respective Affiliates shall negotiate in good faith to resolve any disputed items with respect to such Tax Proceeding or audit, and any dispute that cannot be resolved within fifteen (15) days shall be submitted to the Independent Accounting Firm for resolution in accordance with the principles set forth in Section 2.4(c), mutatis mutandis, which such resolution shall be binding on all Parties (and their respective Affiliates) for all Tax purposes unless otherwise required by a final determination (as defined in Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign law)).

(c) Notwithstanding anything to the contrary in this Agreement, the Sellers shall have the exclusive right to control in all respects, and neither the Buyer nor any of its Affiliates shall be entitled to participate in, any Proceeding or audit with respect to (i) any Tax Return of the Sellers or any of their Affiliates (other than the Company), and (ii) any Tax Return of the Affiliated Group of which Tiptree is the parent; provided, however, that the Sellers shall give Buyer written notice of any such Proceeding to the extent it may reasonably be expected to have a material impact on the Company.

5.11 Tax Actions. Except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement or as otherwise required by Applicable Law, Buyer and its Affiliates shall not, and shall cause the Company not to, (i) amend any previously-filed Tax Returns of the Company for a Tax period ending on or prior to the Closing Date; (ii) file Tax Returns of the Company for a Tax period ending on or prior to the Closing Date in a jurisdiction where the Company has not historically filed Tax Returns; (iii) initiate any discussions or enter into any voluntary disclosure agreements (or similar arrangements) with any Governmental Entity with respect to Taxes of the Company for a Tax period ending on or prior to the Closing Date; (iv) change any accounting method of the Company for a Tax period ending on or prior to the Closing Date that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or prior to the Closing Date or shift Tax deductions or losses from a Tax period ending on or prior to the Closing Date to a period beginning (or deemed to begin) after the Closing Date, (v) other than as permitted pursuant to Section 5.2 or Section 5.3, make any Tax election for the Company that is effective on or before the Closing Date, (vi) take any other action on the Closing Date after the Closing that is outside the Ordinary Course of Business (except as contemplated by this Agreement), in each case, without the prior written Consent of Sellers (which Consent may not be unreasonably withheld, conditioned or delayed).

5.12 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VII may overlap with an obligation or responsibility pursuant to this ARTICLE V the provisions of this ARTICLE V shall govern.

Article VI
Conditions to Closing

6.1 Conditions of All Parties. The respective obligations of the Parties to consummate the Transaction are subject to the satisfaction or waiver by the Buyer and the Sellers, at or prior to the Closing of the following conditions:

(a) No Injunction or Restraint. There shall not be in effect any temporary or permanent restraining Order of a Governmental Entity of competent jurisdiction directing that the Transaction not be consummated, or making such consummation unlawful; and

(b) No Action. No Proceeding before any Governmental Entity shall be pending or threatened in writing wherein an unfavorable judgment, decree or order would reasonably be expected to prevent the consummation of this Agreement or any of the Transaction, declare unlawful the Transaction, or cause such Transaction to be rescinded; provided that this clause (b) shall not be invoked in the event of Proceedings commenced by a Party against one or more other Parties.

6.2 Conditions of the Buyer. The obligations of the Buyer to consummate the Transaction shall be subject to the fulfillment or waiver in writing by the Buyer of, at or prior to the Closing, the following conditions:

(a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Sellers contained in Section 3.1 (other than the Fundamental Representations set forth therein), (i) that are qualified by materiality or Seller Material Adverse Effect shall be true and correct in all respects and (ii) all other representations and warranties set forth therein shall be true and correct in all material respects, in each case, as if made on and as of the Effective Date and the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be so true and correct as of such date). The representations and warranties of the Sellers contained in Section 3.2 (other than the Fundamental Representations set forth therein), (i) that are qualified by materiality or Company Material Adverse Effect or set forth in Section 3.2(f)(i) shall be true and correct in all respects and (ii) all other representations and warranties set forth therein shall be true and correct in all material respects, in each case, as if made on and as of the Effective Date and the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be so true and correct as of such date). The Fundamental Representations and warranties of the Sellers contained in Section 3.1 and Section 3.2 shall be true and correct in all respects, in each case, as if made on and as of the Effective Date and the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be so true and correct as of such date). The Sellers and the Company shall each have performed in all material respects all of the obligations and complied in all material respects with all of their respective covenants, agreements and conditions set forth in this Agreement or any other document contemplated hereby and required to be performed or complied with by the Sellers or the Company on or prior to the Closing.

(b) Required Approvals and Filings. All Required Approvals shall have been obtained or applicable notice provided.

(c) Company Material Adverse Effect; Other Specified Material Adverse Change. Since the Effective Date, no event has occurred that, individually or in the aggregate, has had or would reasonably be expected to have (i) a Company Material Adverse Effect or (ii) any material adverse changes to loan origination volume, pipeline volume and overall profitability of the Company.

(d) Deliverables. The Sellers shall have delivered to the Buyer each of the following:

(i) an instrument of transfer in a form reasonably satisfactory to the Buyer executed by the Sellers, evidencing the transfer of the Equity Interests to the Buyer;

(ii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Sellers, certifying that each of the conditions set forth in Section 6.2(a) and Section 6.2(c) have been satisfied;

(iii) a certificate, duly executed by the Secretary of the Company certifying as to an attached accurate and complete copy of (x) the Organizational Documents of the Company and (y) true and complete copies of all resolutions adopted by the sole member of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction, and that all such resolutions are in full force and effect;

(iv) the Escrow Agreement, duly executed by the Escrow Agent and the Seller;

(v) evidence reasonably satisfactory to the Buyer that each of Hugh Miller, King Ramos, and Mark Torres have executed an inventions assignment agreement, in form and substance reasonably satisfactory to Buyer, with respect to all of their rights all rights in Click-n-Close to the Company;

(vi) a good standing certificate pertaining to the Company from the Secretary of State of Delaware, dated no earlier than five (5) days before the Closing Date;

(vii) validly executed IRS Form W-9 from Reliance Holdings (or its regarded tax owner if Reliance Holdings is a disregarded entity for U.S. federal income tax purposes);

(viii) resignations (to be effective as of the Closing) from those directors and/or officers of the Company, in each case, requested in writing by the Buyer at least two (2) Business days prior to the Closing;

(ix) a payoff letter (in form and substance reasonably acceptable to the Buyer) from each of the Persons to whom the Company owes any Debt as of immediately prior to Closing which is to be paid in connection with the Closing;

(x) an invoice or payoff letter (in form and substance reasonably acceptable to Buyer) from each of the Persons to whom the Company owes any Transaction Expenses as of immediately prior to the Closing which are to be paid in connection with Closing; and

(xi) evidence reasonably satisfactory to the Buyer that the Company has an amount of cash available (excluding Restricted Cash) at least equal to the Minimum Cash Amount.

(e) R&W Insurance Policy. Buyer shall have incepted a R&W Insurance Policy on terms and conditions (including, without limitation, as to coverage amounts, retention, exclusions and deemed amendments to this Agreement) satisfactory to Buyer.

6.3 Conditions of the Sellers. The obligations of each of the Sellers to consummate the Transaction shall be subject to the fulfillment or waiver in writing by the Sellers, at or prior to the Closing, the following conditions:

(a) Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Buyer contained in Section 3.3 shall be true and correct in all respects (without giving effect to any materiality qualifier), in each case as if made on and as of the Closing Date, other than representations and warranties that expressly refer only as of a specific date (in which case such representations and warranties will be true and correct as of such date), except (in all cases) to the extent that the failure of such representations and warranties to be true and correct does not, individually or in the aggregate, constitute, or would not reasonably be expected to constitute, a Buyer Material Adverse Effect. The Buyer shall have performed in all material respects all of the obligations and complied in all material respects with all of the covenants, agreements and conditions set forth in this Agreement or any other agreement contemplated in connection herewith required to be performed or complied with by the Buyer on or prior to the Closing Date.

(b) Required Approvals and Filings. All Required Approvals shall have been obtained.

(c) Deliverables.

(i) The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, certifying that each of the conditions set forth in Section 6.3(a) have been satisfied; and

(ii) the Escrow Agreement, duly executed by the Buyer.

Article VII
SURVIVAL; Indemnification

7.1 Survival. The representations and warranties (other than the Fundamental Representations) in this Agreement shall not survive the Closing. The Fundamental Representations (other than the Tax Representations) will survive the Closing for a period of six (6) years following the Closing Date, and the Tax Representations will survive the Closing until the (i) date of the expiration of the applicable statute of limitation (as extended) plus ninety (90) days, after which no claim may be made or suit instituted seeking indemnification pursuant to this Article VII, for any breach of any such representation or warranty. Notwithstanding anything herein to the contrary, (i) the foregoing shall not limit or otherwise impair any claim for Fraud and (ii) any claim or suit for recovery with respect to Indemnified Taxes or any breach of a Fundamental Representation that is made or instituted prior to the expiration of the applicable survival period will survive until the final resolution thereof.

7.2 Recovery of the Buyer Indemnitees.

(a) From and after the Closing and subject to the terms and conditions of this Article VII, the Sellers shall jointly and severally indemnify and defend the Buyer Indemnitees and hold the Buyer Indemnitees harmless from and against all Losses that any the Buyer Indemnitee incurs, without duplication, that results from or arises out of (i) breaches or inaccuracies of the Fundamental Representations of the Sellers (it being understood and agreed that, for purposes of this Section 7.2(a), such representations and warranties shall be treated as having been made as of the date of the Agreement and the Closing), (ii) the non-performance of any covenant or obligation set forth in this Agreement required to be performed by Company prior to the Closing, (iii) the non-performance of any covenant or obligation set forth in this Agreement required to be performed by any Seller at any time, (iv) all Indemnified Taxes and Transaction Expenses, except, in each case, to the extent actually taken into account in the calculation of the Final Cash Payment (as finally determined under this Agreement) and (v) any transaction-specific exclusions under the R&W Insurance Policy and exclusions related to any gap in coverage resulting from the number of days elapsed between the execution of this Agreement and the inception of the R&W Insurance Policy.

(b) Notwithstanding anything to the contrary, other than with respect to Fraud, the Sellers shall not have any Liability for Losses pursuant to Section 7.2(a)(i) that, in the aggregate, exceed the Final Cash Payment.

7.3 Recovery of the Seller Indemnitees.

(a) From and after the Closing and subject to the terms and conditions of this Article VII, the Buyer shall indemnify and defend the Seller Indemnitees and hold the Seller Indemnitees harmless from and against all Losses that any Seller Indemnitee incurs, without duplication, that results from or arises out of (i) breaches of the Fundamental Representations of the Buyer (it being understood and agreed that, for purposes of this Section 7.3(a), such representations and warranties shall be treated as having been made as of the date of the Agreement and the Closing) and (ii) the non-performance of any covenant or obligation set forth in this Agreement required to be performed by the Buyer at any time.

(b) Notwithstanding anything to the contrary, other than with respect to Fraud, the Buyer shall not have any Liability for Losses pursuant to Section 7.3(a)(i) that, in the aggregate, exceed the Final Cash Payment.

7.4 Procedures. The following procedures shall apply to all claims for indemnification pursuant to this Article VII.

(a) Notice of Losses by the Buyer Indemnitee. Subject to the limitations set forth in this Agreement, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification under this Article VII (a “Buyer Claim”), the Buyer shall, promptly after it becomes aware of such Buyer Claim but in any event prior to the expiration of the applicable survival period as set forth in Section 7.1, notify the Sellers of such Buyer Claim by means of a written notice describing the matter in reasonable detail, including, if applicable, the specific representations and warranties alleged to have been breached, and setting forth the amount (estimated, if necessary and to the extent feasible) of such Buyer Claim (a “Buyer Claim Notice”). Any failure by the Buyer to promptly deliver a Buyer Claim Notice under this Section 7.4(a) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to this Article VII except to the extent that any Seller is materially prejudiced thereby.

(b) Notice of Losses Provided by Seller Indemnitee. Subject to the limitations set forth in this Agreement, if any Seller Indemnitee believes in good faith that it has a claim for indemnification under this Article VII (a “Seller Claim”), the Sellers shall promptly after it becomes aware of such Seller Claim but in any event prior to the expiration of the applicable survival period as set forth in Section 7.1, notify the Buyer of such Seller Claim by means of written notice describing the matter in reasonable detail, including, if applicable, the specific representations and warranties alleged to have been breached, and setting forth the amount (estimated, if necessary and to the extent feasible) of such Seller Claim (a “Seller Claim Notice”). Any failure by a Seller Indemnitee to promptly deliver a Seller Claim Notice to the Buyer under this Section 7.4(b) will not adversely affect the applicable Seller Indemnitee’s right to indemnification pursuant to this Article VII except to the extent that the Buyer is materially prejudiced thereby.

(c) No Disputes. If the party seeking indemnification hereunder (the “Indemnified Party”) delivers a Claim Notice in accordance with the terms in Sections 7.4(a) or (b), as applicable, and the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party,”) does not object to the terms of the Indemnity Claim as set forth in the applicable Claim Notice in accordance with Section 7.4(d), subject to the limitations set forth in this Article VII, then the Indemnifying Party shall promptly pay to the Indemnified Party the amount set forth in such Claim Notice in accordance with the terms of this Article VII.

(d) Disputes. If the Indemnifying Party objects to the terms of the Indemnity Claim as set forth in the applicable Claim Notice, the Indemnifying Party may dispute the related Indemnity Claim by delivery of a notice to the Indemnified Party in writing, within thirty (30) days following the Indemnified Party’s delivery of such Claim Notice, that the Indemnifying Party objects to the Indemnity Claim asserted in such Claim Notice. Thereafter, any disputes not settled by the applicable Parties shall be resolved by a court of competent jurisdiction described in Section 9.8.

7.5 Third-Party Claims.

(a) In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification is available under this Article VII, other than any such claim in respect of Taxes (a “Third-Party Claim”), the Indemnifying Party will have the right to defend the Third-Party Claim with counsel (at its sole cost and expense) reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party must notify the Indemnified Party that it elects to defend the Indemnified Party against the applicable Third-Party Claim within thirty (30) days following the receipt of notice from the Indemnified Party of such Third-Party Claim, and (ii) as a condition to assuming such defense, the Indemnifying Party shall irrevocably acknowledge its obligation to indemnify the Indemnified Parties for all Losses suffered or incurred by the Indemnified Parties with respect to such Third-Party Claim, subject to the limitations set forth in this Article VII. Once the Indemnifying Party has made such election, the Indemnified Party shall have the right to participate in (but not control) any such defense and to employ separate counsel of its choosing. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim.

(b) Notwithstanding the foregoing, the Indemnified Party shall have the right to independently control and assume the defense of any Third-Party Claim to the extent (i) the Indemnifying Party fails to assume the defense of such Third-Party Claim within thirty (30) days of receipt of notice of the applicable Third-Party Claim or (ii) such Third-Party Claim (A) involves a Proceeding initiated by a Governmental Entity or a Proceeding that involves a regulatory action or challenges a Permit related to the operation of the business of the Buyer or the Company, (B) involves an injunction or other equitable relief against the Indemnified Party or its Affiliates, (C) is reasonably likely to result in Losses will exceed the amount such Indemnified Party will be entitled to recover as a result of the limitations set forth in this Article VII, (D) involves criminal allegations, actions, indictments or investigations, (E) with respect to which, in the good faith judgment of the Indemnified Party, (1) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third-Party Claim or (2) the Indemnified Party has one or more defenses not available to the Indemnifying Party against such third party, or (F) the R&W Insurance Policy prohibits such control or assumption of defense. For the avoidance of doubt, in all such cases, the costs and expenses of the Indemnified Party shall continue to be subject to indemnification pursuant to this Article VII.

(c) No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification or recovery is being sought hereunder without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnified Party and from all Liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or Liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

7.6 Payments. The amount of Losses to which an Indemnified Party shall be entitled under this Article VII shall be determined: (a) by the written agreement between the Buyer and the Sellers; or (b) in accordance with Section 7.4(c) or Section 7.4(d), as applicable. The amount so determined shall be paid by the Indemnifying Party to the applicable Indemnified Party within ten (10) Business Days of such Indemnified Party’s written request therefore by wire transfer of immediately available funds to the account specified in writing by such Indemnified Party.

7.7 Other Recovery and Indemnification Matters.

(a) The amount of any Losses subject to indemnification under Article VII shall be calculated net of any insurance or other proceeds or any indemnity, contribution or similar payment recovered by an Indemnitee for such Losses, net of all Taxes incurred in connection therewith, reasonable and documented costs of collection, net of any insurance premium increase that results from the assertion of such claim. In the event that an insurance or other recovery is actually made by an Indemnitee with respect to any Losses for which such Indemnitee has been indemnified hereunder and such insurance or other recovery would result in duplicative recovery by such Indemnitee, then a refund equal to the aggregate amount of the insurance or other recovery constituting such double recovery shall be made promptly, but in no event any later than five (5) Business Days from receipt, by such Indemnitee to the Sellers, net of all Taxes incurred in connection therewith and all reasonable and documented costs of collection, and net of any insurance premium increase that results from the assertion of such claim.

(b) The right to indemnification pursuant to this Agreement will not be affected by any investigation conducted by any Party or its Representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. For purposes of determining whether a breach of any representation or warranty of any of the Parties under this Agreement has occurred, and determining the dollar amount of Losses attributable to such breach, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “in all material respects,” “Company Material Adverse Effect,” “Seller Material Adverse Effect,” or any similar term or phrase shall be disregarded.

7.8 Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except: (a) with respect to Fraud or (b) as contemplated by Section 9.10, the Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties to this Agreement and the Buyer Indemnitees and the Seller Indemnitees, respectively, to each other, for any Losses arising out of or based upon the matters set forth in this Agreement (no matter the basis or theory thereof) are recovery under the indemnification obligations of the Parties set forth in this Article VII. For the avoidance of doubt, the provisions of this Section 7.8 shall not prevent or limit a cause of action under Section 9.10 to obtain an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Agreements and to enforce specifically the terms and provisions hereof or thereof. The indemnities provided under this Article VII are intended only for the Indemnified Parties and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

7.9 Mitigation. To the extent required by Applicable Law, each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; provided that no Party shall be required to initiate any Proceeding to satisfy such obligation.

7.10 Purchase Price Adjustment. All indemnification payments made under this ARTICLE VII shall be treated as an adjustment to the Purchase Price unless otherwise required by Applicable Law.

Article VIII
Termination

8.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of each of the Buyer, on the one hand, and the Sellers, on the other hand;

(b) by the Company or the Sellers, if the Buyer breaches its representations and warranties or any representations and warranties herein become untrue or inaccurate or the Buyer fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.3(a) would not be satisfied, and, in both cases, such failure to comply or breach is not cured (to the extent curable) by the Buyer within thirty (30) days after delivery of notice thereof by the Sellers or, if earlier, by the Outside Date if the Outside Date occurs before the end of such thirty (30)-day period; provided, however, that no Party shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if any Seller is then in breach of its representations or warranties or any Seller or the Company is in default under its covenants or obligations hereunder in a manner that shall have proximately contributed to the failure of the Closing;

(c) [reserved];

(d) by the Buyer, if any Seller breaches its representations and warranties or any representations and warranties herein become untrue or inaccurate or any Seller or the Company fails to comply with any of its covenants or obligations contained herein, in each case such that Section 6.2(a) would not be satisfied, and, in any case, such failure to comply or breach is not cured (to the extent curable) by such Seller or the Company, as applicable, within thirty (30) days after delivery of notice thereof by the Buyer or, if earlier, by the Outside Date if the Outside Date occurs before the end of such thirty (30)-day period; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of its representations or warranties or in default under its covenants or obligations hereunder in a manner that shall have proximately contributed to the failure of the Closing;

(e) by either of the Sellers, on the one hand, or the Buyer, on the other hand, if any Agency or Governmental Entity which must grant a Required Approval shall have denied such Required Approval and such denial has become final and non-appealable or any such Agency or Governmental Entity shall have received or issued, as applicable, a final non-appealable Order enjoining or otherwise prohibiting the Transaction;

(f) by either of the Sellers on the one hand, or the Buyer, on the other hand, if the Closing has not occurred by April 30, 2026 (the “Outside Date”), unless the failure to consummate the Closing is the result of a breach of this Agreement by the Party seeking to terminate this Agreement (or, with respect to the Sellers, any Seller or the Company); provided, however, that no party shall have the right to terminate this Agreement if such party (or with respect to the Sellers, any Seller or the Company) is then in breach of its representations or warranties or in default under its covenants hereunder in a manner that shall have proximately contributed to the failure of the Closing to occur by such date; provided further that the Sellers, on the one hand, or the Buyer, on the other hand, may extend the Outside Date for an additional thirty (30) days if the only conditions to closing that have not been satisfied or waived (other than those conditions that, by their nature, are intended to be satisfied or waived at the Closing) relate to the failure to obtain any one (1) or more Required Approvals from a Governmental Entity and such party is diligently working (or cooperating with the other party, as the case may be) to obtain such Required Approvals; or

(g) by the Sellers if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or shall be capable of being satisfied at the Closing Date were the Closing to occur at such time and (ii) the Buyer fails to consummate the Transaction within five (5) Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.2 hereof and (iii) the Sellers stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.2 through the expiration of the period of time contemplated by the preceding clause (ii).

8.2 Effect of Termination. In the event of termination and abandonment by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given to any other Party and this Agreement shall terminate and the Transaction shall be abandoned, without further action by any party. If this Agreement is terminated as provided herein, no party shall have any Liability or further obligation to any other party except that this Article VIII and Article IX shall survive such termination; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any Party of Liability for a breach of any provision of this Agreement occurring before such termination. In the event of a termination or abandonment of this Agreement pursuant to Section 8.1, each Party shall promptly return any materials containing personal identifying information that were disclosed in connection with the Transaction to the disclosing Party or provide a written officer’s certification to the disclosing Party that such materials have been destroyed in accordance with industry standard practices.

Article IX
Miscellaneous

9.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers.

9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that (a) the Covered Persons shall be express third party beneficiaries of Section 4.7 and (b) the Seller Indemnitees and the Buyer Indemnitees shall be express third party beneficiaries of Article VII.

9.3 Entire Agreement. This Agreement together with the Ancillary Agreements and the documents referred to herein constitute the entire agreement among the Parties and supersede any confidentiality or nondisclosure agreement among the Parties or their Affiliates and any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers.

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing to the addresses set forth below. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient without notice of delivery failure, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth on the signature pages hereto. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

If to the Sellers:

Tiptree Inc.

660 Steamboat Road 2nd Floor,

Greenwich, Connecticut 06830

Attention: Neil Rifkind

Email: nrifkind@tiptreeinc.com

Reliance Holdings LLC

660 Steamboat Road 2nd Floor,

Greenwich, Connecticut 06830

Attention: Neil Rifkind

Email: nrifkind@tiptreeinc.com

If to the Company:

Reliance First Capital, LLC
201 Old Country Road, Suite 304,
Melville, New York 11747
Attention: Hugh Miller

E-mail: hmiller@reliancefirstcapital.com

With required copy to:

Mayer Brown LLP

1221 Avenue of the Americas,

New York, New York 10020

Attention: Anna Pinedo

E-mail: apinedo@mayerbrown.com

If to the Buyer:

Carrington Holding Company, LLC

1700 East Putnam Avenue, 5th Floor,

Old Greenwich, CT 06870

Attention: Andrew Taffet; Scott Siegler

Email: andrew.taffet@carringtoncap.com; scott.siegler@carringtoncap.com

With required copy to:

Sheppard, Mullin, Richter & Hampton LLP

350 South Grand Avenue, 40th Floor
Los Angeles CA, 90071-3460
Attention: David Sands; Peter Park
Email: dsands@sheppardmullin.com; ppark@sheppardmullin.com

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. Any lawsuit or other legal action instituted by any Party hereto in connection with this Agreement shall be brought in a federal or state court of appropriate jurisdiction in New York, New York.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. Subject to the last sentence of Section 9.13, no waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Injunctive Relief. The Parties hereby agree that in the event of breach of this Agreement damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, the Parties shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach and enforcing specifically the terms and provisions. Each Party hereby waives any and all defenses they may have on the ground of lack of jurisdiction, adequacy of money damages or competence of the court to grant such an injunction or other equitable relief.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

9.12 Expenses. Except as otherwise provided herein, each Party will bear its own costs and expenses (including any and all legal fees, financial advisory fees, accounting fees, broker’s fees, finder’s fees, and other expenses of its representatives and other professional or transaction-related costs) incurred by such Party in connection with this Agreement or in investigating, pursuing or completing the Transaction.

9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For purposes of this Agreement: (a) the word “including” shall mean including without limitation, (b) unless otherwise specified, all references to Sections, Articles or Schedules are intended to refer to Sections, Articles or Schedules of or to this Agreement, (c) unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, (d) words in the singular include the plural and vice versa, (e) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (f) the word “or” is not exclusive, (g) to the extent the term “day” or “days” is used, it will mean calendar days unless otherwise specified and (h) “made available” means with respect to any document or information, that the same has been posted and made available for viewing in the electronic dataroom for “Project Regal” run by SmartRoom at least two (2) Business Days prior to the date hereof and not removed on or prior to the date hereof. Notwithstanding anything to the contrary, any action taken (including the granting of any waiver or consent) by either Seller under this Agreement shall be deemed to be taken jointly by the Sellers and shall be final, binding and conclusive upon each Seller, unless otherwise expressly communicated in writing to the Buyer by the Seller taking such action at or before the time that such action is taken. Buyer may rely upon any such decision, act, consent or instruction of either Seller as being the decision, act, consent or instruction of each and every Seller, and Buyer is hereby relieved from any liability to any Person (including the Sellers and their respective Affiliates) for any acts done by it in accordance with such decision, act, consent or instruction of either Seller.

9.14 Incorporation of Disclosure Schedule. The Disclosure Schedule and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15 Schedules. Any information disclosed in any Section or subsection of the Disclosure Schedule shall be deemed to be disclosed to the Buyer for purposes of such specified Section or subsection of this Agreement and any other Section or subsection of this Agreement where it is reasonably apparent on the face of such disclosure that such information should relate to another Section or subsection of this Agreement. Neither the specification of any amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party may use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement. In addition, neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business or in a manner consistent with past practice, and no Party may use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in the Disclosure Schedule is or is not in the Ordinary Course of Business or in a manner consistent with past practice for purposes of this Agreement. Summaries or descriptions of Contracts or other documents contained in the Disclosure Schedule are qualified in their entirety by the Contracts or documents themselves, including any amendments thereto.

9.16 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND ANY ANCILLARY AGREEMENTS.

9.17 Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties expressly set forth in this Agreement, no past, present or future direct or indirect stockholder, equityholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any Party will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:
CARRINGTON HOLDING COMPANY, LLC
By:	/s/ Andrew M. Taffet
Name:	Andrew M. Taffet
Title:	Chief Executive Officer

[Signatures Continue on Following Page]

[Signature Page to Purchase Agreement]

SELLERS:
TIPTREE INC.
By:	/s/ Jonathan Ilany
Name:	Jonathan Ilany
Title:	Chief Executive Officer

RELIANCE HOLDINGS LLC
By:	/s/ Jonathan Ilany
Name:	Jonathan Ilany
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

COMPANY:
RELIANCE FIRST CAPITAL LLC
By:	/s/ Hugh Miller
Name:	Hugh Miller
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Purchase Agreement]